SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                             BILLING CONCEPTS CORP.
                (Name of Registrant as Specified in its Charter)

    _________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

January 28, 1999




Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 1999 Annual Meeting of the Stockholders of Billing Concepts Corp. The Annual Meeting will be held Thursday, February 25, 1999, at 10:00 a.m. at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas. The formal Notice of the Annual Meeting is included in the enclosed material.

The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on the operations of Billing Concepts Corp.

It is important that your views be represented whether or not you are able to be present at the Annual Meeting. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

We appreciate your investment in Billing Concepts Corp. and urge you to return your proxy card as soon as possible.

Sincerely,


/s/ PARRIS H. HOLMES, JR.
Parris H. Holmes, Jr.
Chairman of the Board
and Chief Executive Officer

                             BILLING CONCEPTS CORP.
                              7411 JOHN SMITH DRIVE
                          SAN ANTONIO, TEXAS 78229-4898


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Billing Concepts Corp. (the "Company") will be held on Thursday, February 25, 1999, at 10:00 a.m., C.S.T., at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas, for the following purposes:

(1) A proposal to elect two (2) directors to serve until the 2002 Annual Meeting of Stockholders;

(2) A proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending September 30, 1999; and

(3) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof. The Board of Directors of the Company is presently unaware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

      Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

      The Board of Directors of the Company has fixed the close of business on January 11, 1999, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company's principal executive offices during ordinary business hours for a period of ten (10) days prior to the meeting. The list will be open to the examination of any stockholder for any purpose germane to the meeting during this time. The list will also be produced at the time and place of the meeting and will be open during the whole time thereof.


                                          By Order of the Board of Directors,



                                          W. AUDIE LONG
                                          CORPORATE SECRETARY

San Antonio, Texas
January 28, 1999


                             ----------------------

                                    IMPORTANT

      YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                             BILLING CONCEPTS CORP.
                              7411 JOHN SMITH DRIVE
                          SAN ANTONIO, TEXAS 78229-4898

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 25, 1999

GENERAL INFORMATION

      This Proxy Statement and the accompanying proxy are furnished to the stockholders of Billing Concepts Corp., a Delaware corporation (the "Company" or "Billing"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting" or "Meeting") to be held on Thursday, February 25, 1999, at 10:00 a.m., C.S.T., at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Properly executed proxies received in time for the Meeting will be voted.

      The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, $0.01 par value (the "Common Stock"). At the close of business on January 11, 1999 (the "Record Date"), there were outstanding and entitled to vote 36,973,129 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share. The Company's Amended and Restated Certificate of Incorporation, as amended, does not permit cumulative voting in the election of directors.

      The Summary Annual Report to Stockholders for the year ended September 30, 1998 has been or is being furnished with this Proxy Statement, which is being mailed on or about January 28, 1999, to the holders of record of Common Stock on the Record Date. The Summary Annual Report to Stockholders and the Appendix hereto do not constitute a part of the proxy materials.

VOTING AND PROXY PROCEDURES

      Properly executed proxies received in time for the Meeting will be voted. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the election of the nominees for director named herein and for ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 1999. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Secretary at the Company's executive offices at any time before the enclosed proxy is exercised. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. The Company's executive offices are located at 7411 John Smith Drive, Suite 200, San Antonio, Texas 78229-4898.

      The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of the directors, and the affirmative vote of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants and any other matters as may properly come before the Annual Meeting or any adjournment thereof.

      Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against a proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements.

      The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation (other than reimbursement of out-of-pocket expenses), by personal interview, telephone, telegram or otherwise. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has elected to retain the services of D. F. King & Co. for the purpose of soliciting proxies to be voted at the Annual Meeting at an estimated cost of $4,000, plus out-of-pocket expenses.

SPIN-OFF FROM USLD

      The Company began operating as an independent publicly-held company on August 2, 1996, as a result of its spin-off (the "Spin-Off") from USLD Communications Corp., formerly U.S. Long Distance Corp. ("USLD"). Prior to the Spin-Off, the Company operated as a wholly owned subsidiary of USLD. As part of the Spin-Off, shares of Common Stock were distributed to record holders of USLD common stock as of the close of business on August 2, 1996. USLD was merged into a wholly owned subsidiary of LCI International, Inc. in December 1997, and LCI International, Inc. was merged into a wholly owned subsidiary of Qwest Communications International Inc. in June 1998.


                            OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of the dates indicated, certain information with respect to the Common Stock beneficially owned by persons who are known to the Company to be the beneficial owners of more than five percent (5%) of the Common Stock. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") to mean generally the power to vote or dispose of shares, regardless of any economic interest therein. The persons listed have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                           AMOUNT AND NATURE
                                             OF BENEFICIAL
    NAME AND ADDRESS                           OWNERSHIP          PERCENT
    ----------------                       ------------------     -------
    Montgomery Asset Management, L.P.         3,278,000(1)         8.9%(1)
    101 California
    San Francisco, California  94111

    AIM Management Group, Inc.                3,200,500(1)         8.7%(1)
    11 Greenway Plaza, Suite 1919
    Houston, Texas 77046

    Edgemont Asset Management                 2,450,000(1)         6.6%(1)
    140 East 45th Street, 43rd Floor
    New York, New York  10017

    Larry A. Davis                            2,500,060(2)         6.8%
    10200 South Ocean Drive, No. 310
    Jensen Beach, Florida  34957

---------------------------
(FOOTNOTES ON FOLLOWING PAGE)

(1) Based on information provided by The Nasdaq Stock Market, Inc. for record ownership as of September 30, 1998 (the most recent date for which information is available to the Company) and a total of 36,916,215 shares of Common Stock issued and outstanding on December 31, 1998.
(2) Based on record ownership as of December 31, 1998 and a total of 36,916,215 shares of Common Stock issued and outstanding on December 31, 1998. Includes 7,301 shares that Mr. Davis' wife has the right to acquire upon exercise of stock options, exercisable within 60 days.


SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of December 31, 1998, certain information with respect to the Company's Common Stock beneficially owned by each of its directors and nominees for director, each executive officer named in the Summary Compensation Table and all its directors and executive officers as a group. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                     AMOUNT AND NATURE
                                       OF BENEFICIAL
      NAME                              OWNERSHIP(1)      PERCENT  OF CLASS(2)
     ------                         -------------------  ----------------------
    Parris H. Holmes, Jr.                560,488(3)              1.5%
    Alan W. Saltzman                     513,049(4)              1.4%
    Larry A. Davis                     2,500,060(5)              6.8%
    Kelly E. Simmons                     238,301(6)               *
    Michael A. Harrelson                 701,434(7)              1.9%
    Michael W. Hancock                    43,100(8)               *
    Lee Cooke                             97,960(9)               *
    Thomas G. Loeffler                    77,000(10)              *
    James E. Sowell                      172,000(11)              *
    All executive officers and         5,219,843(12)            13.6%
      directors as a group
      (14 persons, including the
      executive officers and
      directors listed above)

-------------------------
*     Represents less than 1 % of the issued and outstanding shares of Common
      Stock.

(1) Information with respect to beneficial ownership is based upon information furnished by each director or officer of the Company or contained in filings made with the Commission. With the exception of shares which may be acquired by employees pursuant to the Employee Stock Purchase Plan and/or the Billing 401(k) Retirement Plan, the amount of beneficial ownership includes shares subject to acquisition within 60 days by such person or group.
(2) Based on a total of 36,916,215 shares of Common Stock issued and outstanding on December 31, 1998.
(3) Includes 363,750 shares that Mr. Holmes has the right to acquire upon the exercise of stock options, exercisable within 60 days, 666 shares that Mr. Holmes held in his Billing 401(k) Retirement Plan account and 6,072 shares that Mr. Holmes held in his Employee Stock Purchase Plan account at December 31, 1998.
(4) Includes 260,833 shares that Mr. Saltzman has the right to acquire upon the exercise of stock options, exercisable within 60 days, an aggregate of 1,400 shares held in individual retirement accounts for Mr. Saltzman and his wife, 8,800 shares that Mr. Saltzman held in his Billing 401(k) Retirement Plan account and 6,072 shares that Mr. Saltzman held in his Employee Stock Purchase Plan account at December 31, 1998.
(5) Includes 7,301 shares that Mr. Davis' wife has the right to acquire upon exercise of stock options, exercisable within 60 days.
(6) Includes 234,668 shares that Mr. Simmons has the right to acquire upon exercise of stock options, exercisable within 60 days, and 3,633 shares that Mr. Simmons held in his Employee Stock Purchase Plan account at December 31, 1998.
(7) Includes 50,000 shares that Mr. Harrelson has the right to acquire upon exercise of stock options, exercisable within 60 days, 496 shares that Mr. Harrelson held in his Billing 401(k) Retirement Plan account and 938 shares that Mr. Harrelson held in his Employee Stock Purchase Plan account at December 31, 1998.
(8) Includes 37,500 shares that Mr. Hancock has the right to acquire upon exercise of stock options, exercisable within 60 days.

(9) Includes 82,000 shares that Mr. Cooke has the right to acquire upon the exercise of stock options, exercisable within 60 days.
(10) Includes 52,000 shares that Mr. Loeffler has the right to acquire upon the exercise of stock options, exercisable within 60 days.
(11) Includes 52,000 shares that Mr. Sowell has the right to acquire upon the exercise of stock options, exercisable within 60 days.
(12) Includes 1,329,817 shares that the 14 directors and executive officers have the right to acquire upon exercise of stock options, exercisable within 60 days, 1,979 shares held in individual retirement accounts, 17,135 shares that such executive officers held in their respective Billing 401(k) Retirement Plan accounts and 28,499 shares that such executive officers held in their respective Employee Stock Purchase Plan accounts at December 31, 1998.


                    MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1:  ELECTION OF TWO DIRECTORS

      The Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide that the Board of Directors will consist of not less than three persons, the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the authorized number of directors at six. Directors are divided into three classes, each of which has two members. Each class is elected for a term of three years, so that the term of office of one class of directors expires at every annual meeting.

      The Board of Directors has nominated two persons for election as directors in the class whose term of office will expire at the Company's 2002 Annual Meeting of Stockholders or until their respective successor is elected and qualified. The nominees are Parris H. Holmes, Jr. and Alan W. Saltzman. The respective terms of the directors expire on the dates set forth below.

DIRECTORS WHOSE TERMS EXPIRE AT
THE 1999 ANNUAL MEETING AND
NOMINEES FOR ELECTION FOR TERMS           POSITION AND OFFICES
EXPIRING AT THE 2002 ANNUAL MEETING         WITH THE COMPANY             AGE      DIRECTOR SINCE
-----------------------------------       --------------------           ---      --------------
Parris H. Holmes, Jr.                   Chairman of the Board and         55      May 13, 1996
                                        Chief Executive Officer

Alan W. Saltzman                        Director, President and           51      May 13, 1996
                                        Chief Operating Officer


DIRECTORS WHOSE TERMS EXPIRE              POSITION AND OFFICES
AT THE 2000 ANNUAL MEETING                  WITH THE COMPANY             AGE      DIRECTOR SINCE
-----------------------------------       --------------------           ---      --------------
Thomas G. Loeffler                      Director                          52      August 21, 1996

James E. Sowell                         Director                          50      June 21, 1996


DIRECTOR WHOSE TERM EXPIRES               POSITION AND OFFICES
AT THE 2001 ANNUAL MEETING                  WITH THE COMPANY             AGE      DIRECTOR SINCE
-----------------------------------       --------------------           ---      --------------
Lee Cooke                               Director                          54      May 13, 1996

Larry A. Davis                          Director and Senior Vice          41      January 5, 1999
                                        President

      Biographical information on these directors is set forth below under "Further Information--Board of Directors and Executive Officers."

      It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the nominees. Management of the Company does not contemplate that either of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies that do not withhold authority to vote for directors will be voted for another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.

      The enclosed form of proxy provides a means for the holders of Common Stock to vote for both of the nominees listed therein or to withhold authority to vote for one or both of such nominees. Each properly executed proxy received in time for the Meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided above. The director nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election.

      The Company's Amended and Restated Bylaws establish an advance notice procedure with regard to the nomination of candidates for election as directors other than by or at the direction of the Company's Board of Directors (the "Nomination Procedure"). The Nomination Procedure provides that only persons who are nominated by or at the direction of the Company's Board of Directors, or by a stockholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors. To be timely, notice must be received by the Company (i) in the case of an annual meeting, not less than 90 days prior to the annual meeting, or (ii) in the case of a special meeting, not later than the seventh day following the day on which notice of such meeting is first given to stockholders.

      Under the Nomination Procedure, notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain certain information about that person, including business and residence addresses, a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made, such other information regarding each nominee as would be required pursuant to the proxy rules of the Commission had the nominee been nominated by the Company's Board of Directors, the consent of such nominee to be nominated and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Nothing in the Nomination Procedure will preclude discussion by any stockholder of any nomination properly made or brought before an annual or special meeting in accordance with the above-mentioned procedures.

COMMITTEES OF THE BOARD OF DIRECTORS

      The business of the Company is managed under the direction of its Board of Directors. The Company's Board of Directors has established three standing committees: Audit, Compensation and Nominating.

      The Audit Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Messrs. Cooke, Loeffler and Sowell are the current members of the Audit Committee. The Audit Committee meets with the independent auditors and management representatives; recommends to the Board of Directors appointment of independent auditors; approves the scope of audits and other services to be performed by the independent auditors; considers whether the performance of any professional services by the auditors other than services provided in connection with the audit function could impair the independence of the auditors; and reviews the results of audits and the accounting principles applied in financial reporting and financial and operational controls. The independent auditors have unrestricted access to the Audit Committee and vice versa.

      The Compensation Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Messrs. Cooke, Loeffler and Sowell are the current members of the Compensation Committee. The Compensation Committee's functions include recommendations on policies and procedures relating to compensation and various employee stock and other benefit plans and approval of individual salary adjustments and stock awards.

      The Nominating Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Messrs. Cooke, Loeffler and Sowell are the current members of the Nominating Committee. The Nominating Committee considers candidates for election as directors and is responsible for keeping abreast of and making recommendations with regard to corporate governance in general. In addition, the Nominating Committee fulfills an advisory function with respect to a range of matters affecting the Board of Directors and its committees, including the making of recommendations with respect to qualifications of director candidates, compensation of directors, the selection of committee chairmen, committee assignments and related matters affecting the functioning of the Board of Directors. The Nominating Committee considers nominees to the Board of Directors recommended by stockholders of the Company where such recommendations are made pursuant to the procedures which are described in the Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws.

MEETINGS OF THE BOARD OF DIRECTORS

      During the fiscal year ended September 30, 1998, the Board of Directors met 5 times and took action on 12 occasions by unanimous written consent, the Compensation Committee met one time and took action on 26 occasions by unanimous written consent, the Nominating Committee did not meet and the Audit Committee met 2 times. Each of the directors of the Company attended at least 75 % of the aggregate of the meetings of the Board of Directors and committees of which he was a member.

COMPENSATION OF DIRECTORS

      A total of 800,000 shares of Common Stock are subject to the Company's 1996 Non-Employee Director Plan (the "Director Plan"). Pursuant to the terms of the Director Plan, upon election and re-election to the Board of Directors of the Company, each eligible director is granted an option to purchase 30,000 shares of Common Stock effective as of the date of such election or re-election, with vesting over a three-year period. In addition, the Company may grant discretionary options under the Director Plan. Pursuant to such authority to grant discretionary options, each outside member of the Board of Directors receives an annual stock option grant of 6,000 shares, vesting one year from the date of grant. However, for each meeting of the Board of Directors a non-employee director fails to attend, such director forfeits the rights to purchase 1,500 of the shares subject to such option.

          THE BOARD OF DIRECTORS RECOMMIENDS A VOTE "FOR" THE ELECTION
             OF THE INDIVIDUALS NOMINATED FOR ELECTION AS DIRECTORS


PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen LLP to serve as independent public accountants of the Company for the fiscal year ending September 30, 1999. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. Arthur Andersen LLP has served as independent public accountants of the Company with respect to the Company's consolidated financial statements for the fiscal years ending September 30, 1998, 1997 and 1996, and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors may reconsider the appointment.

      Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

      Assuming the presence of a quorum, ratification of the appointment of Arthur Andersen LLP requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be considered as a vote for or against the proposal and therefore will have no effect on the outcome of the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.

          THE BOARD OF DIRECTORS RECOMMIENDS A VOTE "FOR" THE PROPOSAL
    TO RATIFY THE APPOINTMIENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMIPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999


                               FURTHER INFORMATION

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

      Set forth below is information with respect to each director and executive officer of the Company as of December 31, 1998. The executive officers are elected by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any two directors or executive officers.

NAME                          AGE                    POSITION
----                          ---                    --------
Parris H. Holmes, Jr.         55    Chairman of the Board and Chief Executive
                                      Officer

Alan W. Saltzman              51    Director, President and Chief Operating
                                      Officer

Larry A. Davis                41    Director, Senior Vice President

Kelly E. Simmons              43    Executive Vice President and Chief Financial
                                      Officer

W. Audie Long                 54    Senior Vice President, General Counsel and
                                      Corporate Secretary

Paul L. Gehri                 45    Senior Vice President of LEC Sales; Vice
                                      President of Sales and Marketing of
                                      Billing Concepts, Inc. and Enhanced
                                      Services Billing, Inc.

Michael A. Harrelson          43    Senior Vice President and Chief Technology
                                      Officer; President and Chief Operating
                                      Officer of Billing Concepts Systems, Inc.

Dennis M. Buck                39    Vice President of Financial Accounting and
                                      Corporate Controller

Michael W. Hancock            54    Senior Vice President of Major Accounts of
                                      Billing Concepts Systems, Inc.

Terri A. Hunter               35    Director of Investor Relations

Michael A. McQuade            38    Financial Planning Manager

Lee Cooke                     54    Director(1)(2)(3)

Thomas G. Loeffler            52    Director(1)(2)(3)

James E. Sowell               50    Director(1)(2)(3)

----------------------
(1)   Member of the Audit Committee.
(2)   Member of the Compensation Committee.
(3)   Member of the Nominating Committee.

      PARRIS H. HOLMES, JR. has served as Chairman of the Board and Chief Executive Officer of the Company since May 1996. Mr. Holmes served as both Chairman of the Board and Chief Executive Officer of USLD from September 1986 until August 1996, and served as Chairman of the Board of USLD until June 2, 1997. Prior to March 1993, Mr. Holmes also served as President of USLD. Mr. Holmes is also Chairman of the Board of Directors of Tanisys Technology, Inc., a developer, manufacturer and marketer of computer peripheral equipment. Mr. Holmes also serves as a director of Sharps Compliance Corp., a provider of mail sharps disposal services for certain types of medical sharps (needles, syringes and razors) products. On December 18, 1996, the Commission filed a civil injunctive action in the United States District Court for the District of Columbia alleging that Mr. Holmes failed to file timely twelve reports regarding certain 1991 and 1992 transactions in the stock of USLD as required by Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Section 16(a) requires officers and directors of such companies to file reports with the Commission regarding their personal transactions in the securities of their company. Mr. Holmes settled this action on December 18, 1996, without admitting or denying the allegations of the complaint, by consenting to the entry of an injunction with respect to these requirements and paying a civil penalty of $50,000. The Commission Staff also has notified Mr. Holmes of its decision to terminate its investigation of trading in the securities of USLD and the securities of Value-Added Communications, Inc. (In the Matter of Trading in the Securities of Value-Added Communications, Inc. (HO-2765)).

      ALAN W. SALTZMAN has been President, Chief Operating Officer and Director of the Company since May 1996, and served as Executive Vice President - Operations, Billing and Information Management of USLD from May 1993 until August 1996. Mr. Saltzman had been Chief Operating Officer of Billing Concepts, Inc. ("BCI"), a wholly owned subsidiary of the Company formerly known as Zero Plus Dialing, Inc. ("ZPDI"), a subsidiary of USLD, prior to the Spin-Off, since February 1991. In August 1994, Mr. Saltzman was elected President of ZPDI. Mr. Saltzman served as an adviser to the Board of Directors of USLD from February 1994 to August 1996. Mr. Saltzman joined ZPDI in 1989 as Vice President - Management Information Systems.

      LARRY A. DAVIS has served as a Director of the Company since January 1999 and as Senior Vice President of the Company since December 1998. Mr. Davis joined the Company through the merger with Communications Software Consultants, Inc. Mr. Davis founded Communications Software Consultants, Inc. in 1985 and had served as sole Director from its inception until it was acquired by the Company in December 1998. See "Related Transactions."

      KELLY E. SIMMONS has served as Executive Vice President and Chief Financial Officer of the Company since October 1998 and was Senior Vice President and Chief Financial Officer from May 1996 to September 1998. He also served as Corporate Secretary from May 1996 to February 1998 and as Corporate Treasurer from May 1996 to September 1997. From 1988 until August 1996, Mr. Simmons held various executive positions with USLD, including Vice President - Finance and Corporate Treasurer, Vice President of Administration and Senior Vice President of Business Development.

      W. AUDIE LONG has served as Senior Vice President, General Counsel and Corporate Secretary of the Company since February 1998. Mr. Long was Senior Vice President-Legal and Regulatory Affairs and General Counsel of USLD from February 1991 to January 1998 and was Corporate Secretary of USLD from August 1993 to January 1998.

      PAUL L. GEHRI has served as Senior Vice President of LEC Sales of the Company since September 1997. He has served as Vice President of Sales and Marketing for BCI and Enhanced Services Billing, Inc. ("ESBI"), a wholly owned subsidiary of the Company, since August 1996, and had served in the same position with ZPDI since May 1992. Mr. Gehri was Vice President of Sales of U.S. Long Distance, Inc. from July 1991 to May 1992 and was Director of Sales and a principal of National Telephone Exchange, Inc., a company acquired by USLD, from 1988 to July 1991.

      MICHAEL A. HARRELSON has served as Senior Vice President and Chief Technology Officer of the Company and President of Billing Concepts Systems, Inc., a wholly owned subsidiary of the Company ("BCS"), since June 1, 1997. In addition, Mr. Harrelson was elected Chief Operating Officer of BCS in December 1998. He joined the Company through the acquisition of Computer Resources Management, Inc., which Mr. Harrelson founded in 1986 and had served as its President from its inception until it was acquired by the Company in June 1997. See "Related Transactions."

      DENNIS M. BUCK has served as Vice President of Financial Accounting and Corporate Controller of the Company since October 1997. Mr. Buck was Director of Accounting from August 1996 to September 1997. October 1992 until August 1996, Mr. Buck held various accounting positions with USLD, including Director of Accounting.

      MICHAEL W. HANCOCK has served Senior Vice President of BCS since October 1997. Mr. Hancock also served as Vice President of the Company and as Chief Operating Officer of BCS from October 1997 to December 1998. From December 1988 to August 1997, Mr. Hancock held various positions with Affiliated Computer Services, Inc., including Vice President and Regional Business Unit Operations Manager.

      TERRI A. HUNTER has served as Director of Investor Relations of the Company since April 1997. Ms. Hunter was Director of Financial Planning of the Company from August 1996 to March 1997 and served as Director of Financial Planning of USLD from February 1993 to July 1996.

      MICHAEL A. MCQUADE has served as Financial Planning Manager of the Company since October 1997. Mr. McQuade was Senior Financial Analyst of the Company from October 1996 to August 1997. Previously, Mr. McQuade was Pricing Manager of Pabst Brewing Company from October 1994 to October 1996 and Planning Coordinator of Builders Square, Inc. from April 1992 to October 1994.

      LEE COOKE has served as a director of the Company since May 1996 and was a director of USLD from 1991 until July 1996. He was Chairman of the Board and Chief Executive Officer of U.S. Medical Systems, Inc. from May 1992 to July 1998. In July 1998, U.S. Medical Systems, Inc. was reorganized and the name changed to Sharps Compliance Corp., at which time Mr. Cooke resigned as Chairman of the Board and Chief Executive Officer. He continues to serve as a member of the Board of Directors of Sharps Compliance Corp. Mr. Cooke reformed U.S. Medical Systems, Inc. in July 1998 and has served as Chairman of the Board, President and Chief Executive Officer of such company since that time. From 1988 through 1991, Mr. Cooke served in the elected position of Mayor of Austin, Texas.

      JAMES E. SOWELL has served as a director of the Company since June 1996 and is the founder of Jim Sowell Construction Co., Inc., which began in 1972 primarily for single-family home construction. Since 1972, the company has expanded its scope of operations and ownership to include land development, income property development, financial institutions, country club and golf course operations and ownership, hotel and restaurant ownership and operations, as well as interests in major corporations. Mr. Sowell was Chairman of the Board of Sable Homes, Inc. ("SHI") and a general partner of Fleetwood Retail Associates, Ltd. ("FRA"). Both of these entities filed petitions for relief under the U.S. Bankruptcy Code, SHI in September 1993 (dismissed in 1995) and FRA in October 1997 (dismissed in 1998).

      THOMAS G. LOEFFLER has served as a director of the Company since August 1996 and has been an attorney with the law firm of Arter & Hadden since June 1993. Prior to that time, Mr. Loeffler acted as a practicing attorney and consultant. Mr. Loeffler served as a member of Congress to the United States House of Representatives from 1979 to 1987. Mr. Loeffler serves as a director of Introgen Therapeutics, Inc. and the University of Texas Investment Management Company and is Vice Chairman of the Board of Regents of the University of Texas System.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      GENERAL

      The Compensation Committee of the Board of Directors (the "Compensation Committee") has furnished the following report on the Company's executive compensation policies. This report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer. (The information contained in this "Compensation Committee Report on Executive Compensation" shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.)

      The Compensation Committee is comprised of three outside directors, Messrs. Cooke, Loeffler and Sowell, and administers and oversees all aspects of the Company's executive compensation policy and reports its determinations to the Board of Directors. The Compensation Committee's overall goal is to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of, the Company's compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

      COMPENSATION PHILOSOPHY

      The Company's executive compensation policies have four primary objectives: to attract and retain highly competent executives to manage the Company's business, to offer executives appropriate incentives for accomplishment of the Company's business objectives and strategy, to encourage stock ownership by executives to enhance mutuality of interest with stockholders and to maximize long-term stockholder value. The Compensation Committee believes the compensation policies should operate in support of these objectives and should emphasize a long-term and at-risk focus, a pay-for-performance culture, an equity orientation and management development.

      ELEMENTS OF COMPENSATION

      Each element of compensation considers median compensation levels paid within the competitive market. Competitive market data compares the Company's compensation practices to a group of comparator companies that tend to have similar sales volumes, market capitalizations, employment levels and lines of business. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

      The key elements of the Company's executive compensation are base salary, annual incentive and long-term incentive. These key elements are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive's total compensation package.

      BASE SALARIES. Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Base salaries are below the size-adjusted medians of the competitive market.

      Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values, continuing educational and management training, improving product quality, developing relationships with customers, vendors and employees, and demonstrating leadership abilities among co-workers. Mr. Holmes received a base salary of $375,000 from the Company in fiscal 1998.

      ANNUAL INCENTIVE. Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include revenue growth, net profitability and cost control. The Compensation Committee does not utilize formalized mathematical formulae, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Compensation Committee believes that the Company's growth in revenue and profitability requires subjectivity on the part of the Committee when determining incentive payments. The Compensation Committee believes that specific formulae restrict flexibility and are too rigid at this stage of the Company's development. Mr. Holmes did not receive an incentive payment from the Company in fiscal 1998.

      LONG-TERM INCENTIVE. The Company's long-term compensation philosophy provides that long-term incentives should relate to improvement in stockholder value, thereby creating a mutuality of interests between executives and stockholders. Additionally, the Compensation Committee believes that the long-term security of executives is critical for the perpetuation of the Company. Long-term incentives are provided to executives through the Company's 1996 Employee Comprehensive Stock Plan, in the form of stock options and restricted stock awards, and through the Company's Executive Compensation Deferral Plan.

      In keeping with the Company's commitment to provide a total compensation package that favors at-risk components to pay, long-term incentives comprise an appreciable portion of an executive's total compensation package. When awarding long-term incentives, the Compensation Committee considers executives' respective levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at comparator companies. Again, the Compensation Committee does not utilize formal mathematical formulae when determining the number of options/shares granted to executives.

      RESTRICTED STOCK

      Officers and certain key employees of the Company, including directors who are also full-time employees, are eligible for awards of restricted stock under the Billing Employee Stock Plan (as hereinafter defined). The number of shares of Common Stock to be awarded to an employee and other terms of the award are determined by the Compensation Committee, which administers the Billing Employee Stock Plan. Each award is evidenced by an agreement that sets forth the terms and conditions of the restricted stock granted, including the vesting schedule. The Billing Employee Stock Plan provides for certain vesting upon death, permanent disability, retirement, termination for good reason by the employee and upon a change of control. The restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered for a period of not less than one year but not greater than two years. The employee, as owner of the restricted stock, has all rights of a stockholder including voting rights and the right to receive cash dividends, if any. Mr. Holmes did not receive a restricted stock award from the Company in fiscal 1998.

      STOCK OPTIONS

      Stock options generally are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the price of the Common Stock appreciates after the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company.

      In fiscal 1998, Mr. Holmes received an option to purchase 275,000 shares of Common Stock with an exercise price of $8.3125 per share. One fourth (25%) of the shares subject to such option vest on each of August 28, 1998, 1999, 2000 and 2001. In determining the number of shares subject to the option granted to Mr. Holmes, the Committee considered numerous subjective factors indicative of Mr. Holmes's dedication to the success of the Company. As of December 31, 1998, Mr. Holmes owned 190,000 shares of the Company's Common Stock and, including the fiscal 1998 grant, held options to purchase a total of 870,000 shares. The Compensation Committee believes that this equity interest provides an appropriate link to the interests of stockholders.

      EXECUTIVE COMPENSATION DEFERRAL PLAN

      The Company offers to certain key employees the ability to defer a portion of their respective salaries, on a pre-tax basis, up to 100% of base compensation, with benefits generally payable upon retirement, disability, termination of employment (other than for cause) or death. The Company may make certain matching contributions to each participant's account under such plan with vesting to occur over time; however, the Company has retained the ability to limit its contributions thereunder at any time. The Committee believes that this type of plan provides additional long-term incentive for overall corporate success. The Company made an aggregate of approximately $58,508 in matching contributions during fiscal 1998, $18,660 of which was made on behalf of Mr. Holmes.

      SECTION 162(M)

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), currently imposes a $1.0 million limitation on the deductibility of certain compensation paid to each of the Company's five highest paid executives. Excluded from this limitation is compensation that is "performance based." For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. In general, the Company believes that compensation relating to options granted under the Billing Employee Stock Plan should be excluded from the $1.0 million limitation calculation. The Compensation Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

      CONCLUSION

      The Compensation Committee believes these executive compensation policies serve the interests of the stockholders and the Company effectively. The Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the stockholders' benefit.

                  COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                    Lee Cooke
                               Thomas G. Loeffler
                                 James E. Sowell


EXECUTIVE COMPENSATION

      The following Summary Compensation Table sets forth certain information concerning compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers for fiscal 1998. During the major part of fiscal 1996, the Company was operating as a wholly owned subsidiary of USLD and accordingly, the officers who were then employed by USLD were compensated in accordance with USLD's plans and policies unless otherwise indicated. All references in the following Summary Compensation Table to compensation, stock and stock options for fiscal 1996 relate to compensation paid by, and awards of stock and stock options of, USLD, and some of the information included herein and therein has been provided or derived from information provided by USLD. The compensation paid and stock options granted by Billing to the named executive officers during fiscal 1996 is footnoted in the Summary Compensation Table.

      As a result of the Spin-Off, the exercise prices of shares of USLD stock underlying outstanding USLD options were adjusted to reflect the distribution of the Company's Common Stock in the Spin-Off (such adjustments are referred to as the "Spin-Off Adjustments"). Employees of the Company who held USLD options as of the time of the Spin-Off were given new Company options under the Billing Employee Stock Plan to purchase one share of the Company's Common Stock for every one share of USLD common stock subject to an outstanding USLD option at the time of the Spin-Off. Except as otherwise indicated, all references in the Summary Compensation Table to awards of stock and stock options of USLD reflect the original terms of those awards prior to the Spin-Off Adjustments.

      The exercise prices and numbers of shares of common stock subject to the USLD options were determined as of the time of the Spin-Off so as to preserve the investment basis and intrinsic gain associated with the USLD options. Generally, the terms of the Billing options received are similar to the terms of the corresponding USLD options. The shares underlying stock option grants for fiscal 1997 and 1996 and the restricted stock grant for fiscal 1997 have been restated to give effect to the one-for-one common stock dividend that was distributed on January 30, 1998 to stockholders of record on January 20, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                            COMPENSATION AWARDS
                                                                                        --------------------------
                                               ANNUAL COMPENSATION                      RESTRICTED     SECURITIES
NAME AND PRINCIPAL             FISCAL       --------------------------   OTHER ANNUAL     STOCK        UNDERLYING     ALL OTHER
    POSITION                    YEAR        SALARY($)         BONUS($)  COMPENSATION($)  AWARDS($)     OPTIONS(#)   COMPENSATION($)
-------------------            ------       ---------        ---------  --------------- ----------     -----------  ---------------
PARRIS H. HOLMES, JR.           1998        $372,113             0        $51,533(1)         0          275,000      $  150,014(2)
CHAIRMAN OF THE BOARD AND       1997        $300,000             0        $71,973(3)         0          400,000      $   28,728(4)
CHIEF EXECUTIVE OFFICER         1996(5)     $261,808(6)      $805,000     $15,524        $602,800(7)    670,000(5)   $1,339,979(8)

ALAN W. SALTZMAN                1998        $238,462             0        $28,314(9)         0          190,000      $   25,349(10)
PRESIDENT AND CHIEF             1997        $200,000             0        $26,105(11)        0          260,000      $   12,538(12)
OPERATING OFFICER               1996(13)    $138,462(6)      $100,000     $17,962        $133,330(14)   406,000(13)  $  239,032(15)

KELLY E. SIMMONS                1998        $185,961             0        $18,879            0          120,000      $    7,152(16)
EXECUTIVE VICE PRESIDENT        1997        $140,000             0        $1,603             0          160,000      $    1,777(17)
AND CHIEF FINANCIAL OFFICER     1996(18)    $ 88,154(6)      $ 33,000     $1,565             0          190,000(18)  $   63,489(19)

MICHAEL A. HARRELSON            1998        $209,615             0        $13,904            0          100,000      $    5,700(20)
SENIOR VICE PRESIDENT AND       1997        $ 61,538(21)         0           0               0          400,000            0
CHIEF TECHNOLOGY OFFICER;       1996           N/A              N/A         N/A             N/A           N/A             N/A
PRESIDENT AND CHIEF
OPERATING OFFICER OF BCS

MICHAEL W. HANCOCK              1998        $177,798             0        $   410            0           30,000      $   10,233(22)
SENIOR VICE PRESIDENT           1997           N/A              N/A         N/A          $ 98,000(23)   150,000           N/A
OF MAJOR ACCOUNTS OF BCS        1996           N/A              N/A         N/A             N/A           N/A             N/A

----------------------

(1) Includes $31,269 reimbursed to Mr. Holmes during fiscal 1998 for the payment of certain taxes.
(2) Represents $5,000 in Billing 401(k) Retirement Plan contributions, $18,660 in Billing deferred compensation contributions and $126,354 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 1998.
(3) Includes $28,163 reimbursed to Mr. Holmes during fiscal 1997 for the payment of certain taxes.
(4) Represents $3,462 in Billing 401(k) Retirement Plan contributions and $25,266 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 1997.
(5) During fiscal 1996, Mr. Holmes received from Billing a salary of $46,539 and was granted an option to purchase 300,000 shares of Billing Common Stock. Pursuant to the terms of the Spin-Off, Mr. Holmes received options to purchase 370,000 shares of Billing Common Stock to correspond to his outstanding USLD options.
(6)   Represents salary paid through August 1, 1996 by USLD.
(7) Mr. Holmes was granted 55,000 shares of USLD common stock on January 26, 1996 which, as amended, vested 100% on July 2, 1996, and was granted 50,000 shares of USLD common stock on July 16, 1996 which vested 100% on the date of grant.
(8) Represents $3,256 in USLD 401(k) Retirement Plan contributions, $15,143 in USLD deferred compensation contributions and $21,580 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 1996, and a $1,300,000 severance payment by USLD in connection with the Spin-Off.
(9) Includes $9,834 reimbursed to Mr. Saltzman during fiscal 1998 for the payment of certain taxes.
(10) Represents $5,077 in Billing 401(k) Retirement Plan contributions, $10,272 in Billing deferred compensation contributions and $10,000 in life insurance premiums made or paid on behalf of Mr. Saltzman during fiscal 1998.
(11) Includes $1,863 reimbursed to Mr. Saltzman during fiscal 1997 for the payment of certain taxes.
(12) Represents $2,538 in Billing 401(k) Retirement Plan contributions and $10,000 in life insurance premiums made or paid on behalf of Mr. Saltzman during fiscal 1997.
(13) During fiscal 1996, Mr. Saltzman received from Billing a salary of $30,423 and was granted an option to purchase 200,000 shares of Billing Common Stock. Pursuant to the terms of the Spin-Off, Mr. Saltzman received options to purchase 206,000 shares of Billing Common Stock to correspond to his outstanding USLD options.
(14) Mr. Saltzman was granted 16,000 shares of USLD common stock on March 8, 1996 which, as amended, vested 100% on July 2, 1996, and was granted 7,000 shares of USLD common stock on July 16, 1996 which vested 100% on the date of grant.

(15) Represents $1,998 in USLD 401(k) Retirement Plan contributions, $5,636 in USLD deferred compensation contributions and $6,398 in life insurance premiums made or paid on behalf of Mr. Saltzman during fiscal 1996, and a $225,000 severance payment by USLD in connection with the Spin-Off.
(16) Represents $4,056 in Billing 401(k) Retirement Plan contributions and $3,096 in Billing deferred compensation contributions made on behalf of Mr. Simmons during fiscal 1998.
(17) Represents $1,777 in Billing 401(k) Retirement Plan contributions made on behalf of Mr. Simmons during fiscal 1997.
(18) During fiscal 1996, Mr. Simmons received from Billing a salary of $21,046 and was granted an option to purchase 100,000 shares of Billing Common Stock. Pursuant to the terms of the Spin-Off, Mr. Simmons received options to purchase 90,000 shares of Billing Common Stock to correspond to his outstanding USLD options.
(19) Represents $1,258 in USLD 401(k) Retirement Plan contributions and $2,231 in USLD deferred compensation contributions made on behalf of Mr. Simmons during fiscal 1996, and a $60,000 severance payment in connection with the Spin-Off.
(20) Represents $2,308 in Billing 401(k) Retirement Plan contributions and $3,392 in Billing deferred compensation contributions made on behalf of Mr. Harrelson during fiscal 1998.
(21) Amount shown reflects Mr. Harrelson's salary from June 4, 1997, the beginning date of his employment with the Company, through the end of fiscal 1997.
(22) Represents $10,233 in Billing deferred compensation contributions made on behalf of Mr. Hancock during fiscal 1998.
(23) Mr. Hancock was granted 5,600 shares of stock on August 25, 1997 which vests 50% on August 25, 1998 and 50% on August 25, 1999. The value of the restricted stock award was determined by multiplying the market value of the Common Stock on September 30, 1997, as determined by reference to the closing price of the Common Stock on The Nasdaq Stock Market's National Market System ($17.50 per share, after giving effect to the one-for-one dividend paid on January 30, 1998) by the number of shares of restricted stock held.


STOCK OPTION GRANTS IN FISCAL 1998

      The following table provides certain information related to options granted by Billing to the named executive officers during fiscal 1998 pursuant to the Billing Employee Stock Plan.

                            INDIVIDUAL GRANTS
                        ---------------------------                                  POTENTIAL  REALIZABLE
                                      % OF TOTAL                                       VALUE AT  ASSUMED
                        NUMBER OF       OPTIONS                                      ANNUAL RATES OF STOCK
                        SECURITIES     GRANTED TO    EXERCISE                        PRICE APPRECIATION FOR
                        UNDERLYING     EMPLOYEES     OR BASE                             OPTION TERM(1)
                         OPTIONS       IN FISCAL      PRICE        EXPIRATION      -------------------------
       NAME              GRANTED(#)      1998         ($/SH)          DATE           5%($)          10%($)
---------------------   -----------    ------------  ---------     ----------      --------       ----------
Parris H. Holmes, Jr.     275,000        14.3%        $8.3125        8/27/05       $930,606       $2,168,708

Alan W. Saltzman          190,000         9.9%        $8.3125        8/27/05       $642,964       $1,498,380

Kelly E. Simmons          120,000         6.2%        $8.3125        8/27/05       $406,083       $  946,345

Michael A. Harrelson      100,000         5.2%        $8.3125        8/27/05       $338,402       $  788,621

Michael W. Hancock        30,000          1.6%        $8.3125        8/27/05       $101,521       $  236,586

-----------------------------
 (1) The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Commission and do not reflect the Company's estimate of future stock price appreciation. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

      The following table provides information related to options of Billing exercised by the named executive officers of the Company during fiscal 1998 and the number and value of Billing options held at September 30, 1998. All share numbers presented have been restated to give effect to the one-for-one common stock dividend that was distributed on January 30, 1998 to stockholders of record on January 20, 1998.

                                                                         NUMBER OF SECURITIES         VALUE(2) OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                                          OPTIONS AT FY-END(#)           OPTIONS AT FY-END($)
                            SHARES ACQUIRED           VALUE         ----------------------------   ---------------------------
      NAME               UPON OPTION EXERCISE(#)   REALIZED($)(1)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------    -----------------------   --------------   -----------    -------------   -----------   -------------
Parris H. Holmes, Jr.           225,000             $3,341.788        363,750         506,250        $955,078      $1,766,797
Alan W. Saltzman                160,000             $2,285,025        310,832         339,168        $764,946      $1,206,304
Kelly E. Simmons                   0                      0           234,668         203,332        $949,186      $  709,784
Michael A. Harrelson               0                      0            50,000         450,000        $284,375      $  684,375
Michael W. Hancock                 0                      0            37,500         142,500            0         $  170,625

---------------------------
(1) Market value of the underlying securities at exercise date, minus the exercise price.
(2) Market value of the underlying securities at September 30, 1998 ($14.00), minus the exercise price.


EMPLOYEE BENEFIT PLANS

      BILLING CONCEPTS CORP. 401(K) RETIREMENT PLAN

      The Company maintains the Billing Concepts Corp. 401(k) Retirement Plan (the "Billing Retirement Plan"). Participation in the Billing Retirement Plan is offered to eligible employees of Billing or its subsidiaries (collectively, the "Participants"). Generally, all employees of Billing or its subsidiaries who are 21 years of age and who have completed one year of service during which they worked at least 1,000 hours are eligible for participation in the Billing Retirement Plan. As of January 1, 1998, the eligibility requirement was reduced to six months of service during which 500 hours were worked.

      The Billing Retirement Plan is a 401(k) plan, a form of defined contribution plan, which provides that Participants generally may make voluntary salary deferral contributions, on a pre-tax basis, of between 1% and 15% of their base compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments ("Voluntary Contributions"). The Company makes matching contributions equal to 50% of the first 6% of a Participant's compensation contributed as salary deferral. The Company may from time to time make additional discretionary contributions at the sole discretion of the Company's Board of Directors. The discretionary contributions, if any, are allocated to Participants' accounts based on a discretionary percentage of the Participants' respective salary deferrals.

      Participants gradually vest in all contributions made by the Company over a period of five years of credited service, vesting 25% a year for each full year of service beginning with the Participant's second anniversary, and becoming 100% vested after five years of service or upon death, total and permanent disability, retirement under the Retirement Plan or Retirement Plan termination. Participants are always 100% vested in their Voluntary Contributions. Service with USLD prior to the Spin-Off was credited under the Billing Retirement Plan for purposes of vesting as well as eligibility to participate.

      1996 EMPLOYEE COMPREHENSIVE STOCK PLAN

      The Company has adopted the Billing Concepts Corp. 1996 Employee Comprehensive Stock Plan (the "Billing Employee Stock Plan"). The Billing Employee Stock Plan provides for (i) the grant of incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code, (ii) the grant of non-qualified stock options that do not qualify under Section 422 of the Code ("NQSOs") and (iii) the award of shares of restricted stock of the Company. Under the terms of the Billing Employee Stock Plan, 10,500,000 shares of Common Stock have been reserved for the granting of options and awards of restricted stock. At December 31, 1998, options to purchase 8,489,158 shares, and 5,600 shares of restricted stock, had been granted under the Billing Employee Stock Plan. If any option or award granted under the Billing Employee Stock Plan terminates, expires or is surrendered as to any shares, new options or awards may thereafter be made covering such shares.

      The Billing Employee Stock Plan is administered by the Compensation Committee, which is comprised of three "disinterested persons" appointed by the Board, currently Lee Cooke, Thomas Loeffler and James Sowell. The Billing Employee Stock Plan grants broad authority to the Compensation Committee to grant options or award restricted shares to full-time employees and officers of the Company and its subsidiaries (estimated to total 810 eligible individuals at December 31, 1998) selected by the Compensation Committee, to determine the number of shares subject to options or awards and to provide for the appropriate periods and methods of exercise and requirements regarding the vesting of options and awards of restricted shares. The option price per share with respect to each option shall be determined by the Compensation Committee, but shall in no instance be less than the par value of the shares subject to the option. In addition, the option price for ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant. An ISO may be granted to a participant only if such participant, at the time the option is granted, does not own stock possessing more than 10% of the total combined voting power of all classes of Common Stock of the Company or a subsidiary. The preceding restriction shall not apply if at the time the option is granted the option price is at least 110 % of the fair market value of the Common Stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date of grant. The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which ISOs are exercisable for the first time by a participant in any calendar year (under all plans of Billing and of any parent or subsidiary) shall not exceed $100,000. There is no price requirement for NQSOs, other than that the option price must exceed the par value of the Common Stock. The Compensation Committee may permit the option purchase price to be payable by transfer to Billing of Common Stock owned by the option holder with a fair market value at the time of exercise equal to the option purchase price.

      The Billing Employee Stock Plan permits the Compensation Committee to make awards of restricted shares of Common Stock that are subject to a designated period during which such shares of Common Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, which period shall not be less than one (1) year nor more than two (2) years from the date of grant. As a condition to any award, the Compensation Committee may require an employee to pay to the Company the amount (such as the par value of such shares) required to be received by Billing in order to assure compliance with applicable state law. Any award for which such requirement is established shall automatically expire if not purchased in accordance with the Compensation Committee's requirements within 60 days after the date of grant. The Compensation Committee may, at any time, reduce the restricted period with respect to any outstanding shares of restricted stock and any retained distributions with respect thereto awarded under the Billing Employee Stock Plan. Shares of restricted stock awarded under the Billing Employee Stock Plan shall constitute issued and outstanding shares of Common Stock for all corporate purposes.

      Each employee has the right to vote the restricted stock held by such employee, to receive and retain all cash dividends and distributions thereon and exercise all other rights, powers and privileges of a holder of Common Stock with respect to such restricted stock, subject to certain exceptions. Unless otherwise provided in the agreement relating to an award, upon the occurrence of a change of control, as defined in the Billing Employee Stock Plan, all restrictions imposed on the employee's restricted stock and any retained distributions shall automatically terminate and lapse and the restricted period shall terminate; provided, however, that if the change of control occurs within six months of the date of grant, the restrictions and the restricted period shall terminate on the six-month anniversary of the date of grant.

      1999 COMMSOFT ACQUISITION STOCK OPTION PLAN

      In December 1998, in connection with the Company's acquisition of Communications Software Consultants, Inc. ("CommSoft"), the Company adopted the Billing Concepts Corp. 1999 CommSoft Acquisition Stock Option Plan (the

"CommSoft Employee Stock Plan"). The CommSoft Employee Stock Plan provides for the grant of NQSOs. Under the terms of the CommSoft Employee Stock Plan, 173,153 shares of Common Stock have been reserved for the granting of options. At December 31, 1998, options to purchase all 173,153 shares had been granted under the CommSoft Employee Stock Plan. If any option or award granted under the CommSoft Employee Stock Plan terminates, expires or is surrendered as to any shares, new options or awards may thereafter be made covering such shares.

      The CommSoft Employee Stock Plan is administered by the Compensation Committee, which is comprised of three "disinterested persons" appointed by the Board, currently Lee Cooke, James Sowell and Thomas Loeffler. The CommSoft Employee Stock Plan grants authority to the Compensation Committee to grant options to those employees of CommSoft holding stock options to purchase shares of Class B common stock, $.001 par value, of CommSoft on the closing date of the Company's acquisition of all of the issued and outstanding capital stock of CommSoft under the terms of the Plan of Merger and Acquisition Agreement (the "Merger Agreement"). The Merger Agreement closed on December 18, 1998, at which date 88 former employees of CommSoft were eligible for grants under the CommSoft Employee Stock Plan. In addition, the Committee has the authority to determine methods of exercise. The option price per share with respect to each option was determined by a formula set forth in the Merger Agreement. The Compensation Committee may permit the option purchase price to be payable by transfer to Billing of Common Stock owned by the option holder with a fair market value at the time of exercise equal to the option purchase price.

      1996 EMPLOYEE STOCK PURCHASE PLAN

      The Company has adopted the Billing Concepts Corp. 1996 Employee Stock Purchase Plan (the "Billing Purchase Plan"). The Billing Purchase Plan allows employees of the Company and its subsidiaries to purchase Common Stock at regular intervals by means of wage and salary deferrals on a tax-favored basis.

      The Billing Purchase Plan, which is intended to qualify under Section 423 of the Code, is administered by the Employee Stock Purchase Plan Committee, which is appointed by the Board of Directors. The committee consists of at least three (3) persons who need not be members of the Board of Directors. The committee supervises the administration and enforcement of the Billing Purchase Plan, and all questions of interpretation or application of the Billing Purchase Plan are determined in the sole discretion of the committee. All decisions made by the committee are final, conclusive and binding on all of the participants of the Billing Purchase Plan and the Company.

      Every employee of the Company and its subsidiaries is eligible to participate in the Billing Purchase Plan on a voluntary basis with the exception of (i) employees who have not completed at least six months of continuous service with Billing as of the applicable enrollment date and (ii) employees who would, immediately upon enrollment, own directly or indirectly, or hold purchase rights, options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary. To participate in the Billing Purchase Plan, eligible employees must enroll in the Billing Purchase Plan and authorize payroll deductions pursuant to the Billing Purchase Plan. Approximately 377 employees were eligible to participate under the Billing Purchase Plan at December 31, 1998.

      Enrollment in the Billing Purchase Plan constitutes a grant by the Company to the participant of the right to purchase shares of Common Stock. The aggregate number of shares that may be issued under the Billing Purchase Plan may not exceed 2,000,000 shares of Billing Common Stock, subject to adjustment as provided in the Billing Purchase Plan. The purchase price per share is the lesser of (i) 85% of the fair market value of the Common Stock on the first day of the applicable participation period or (ii) 85% of the fair market value of the Common Stock on the last day of such participation period. The number of shares purchased is determined by dividing the total amount of payroll deductions withheld from a participant's paychecks during a participation period by the purchase price. The aggregate of monthly payroll deductions cannot exceed $10,625 in any six-month participation period. At the end of each offering period, the applicable number of shares of Common Stock is automatically purchased for the participant.

      EXECUTIVE COMPENSATION DEFERRAL PLAN

      The Company has adopted the Billing Concepts Corp. Executive Compensation Deferral Plan (the "Billing Executive Deferral Plan"). Participation in the Billing Executive Deferral Plan is offered to certain key employees occupying management positions and/or certain other highly compensated employees of the Company who are determined by the Board, from time to time, to be eligible to participate in the Billing Executive Deferral Plan ("Billing Executive Deferral Participants"). As of December 31, 1998, there were 16 participants in the Billing Executive Deferral Plan.

      The Billing Executive Deferral Plan is a deferred compensation plan that provides that Billing Executive Deferral Participants generally may make voluntary salary deferral contributions, on a pre-tax basis, in equal monthly amounts of up to 100% of his or her base compensation ("Voluntary Deferral Contribution"). In addition, the Company intends to make certain matching contributions with respect to each Voluntary Deferral Contribution (the "Deferral Contribution") equal to the lesser of (i) the Voluntary Deferral Contribution or (ii) that amount together with the Voluntary Deferral Contribution which actuarially determined would yield a 10-year annuity equal to 50% of the Billing Executive Deferral Participant's compensation payable at age 65, with a minimum contribution of $3,000. However, the Company reserves the right, at any time, to decrease the Deferral Contribution or provide no Deferral Contribution whatsoever for any plan year. From time to time the Company shall credit each Billing Executive Deferral Participant's plan account with interest at the rate declared by the Company in accordance with the Billing Executive Deferral Plan. The Company made approximately $58,508 in Company Deferral Contributions to this plan during fiscal 1998.

     Unless terminated for cause, Billing Executive Deferral Participants are annually vested in 33% of any Deferral Contribution beginning with the Billing Executive Deferral Participant's first anniversary of service and becoming 100% vested after the third anniversary of service or upon a change in control of the Company. Service with USLD prior to the Spin-Off was credited under the Billing Executive Deferral Plan for purposes of vesting. Benefits generally are payable to a Billing Executive Deferral Participant (or his or her beneficiaries) upon retirement, disability, termination of employment (other than for cause) or death, in each case as provided in the Billing Executive Deferral Plan.

      EXECUTIVE QUALIFIED DISABILITY PLAN

      The Company has adopted the Billing Concepts Corp. Executive Qualified Disability Plan (the "Billing Disability Plan"). The Billing Disability Plan provides long-term disability benefits for certain key employees occupying management positions and/or certain other highly compensated employees of the Company who are determined by the Board, from time to time, to be eligible to participate. Benefits under the Billing Disability Plan are provided directly by the Company based on definitions, terms and conditions contained in the Billing Disability Plan documents. Benefits under the Billing Disability Plan supplement benefits provided under the Company's insured long-term disability plan. No benefits were paid to any participant under the Billing Disability Plan during fiscal 1998.

EMPLOYMENT AGREEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS

      The Company entered into an employment agreement with Mr. Parris H. Holmes, Jr. in August 1996. The agreement provides for a four-year term, subject to automatic extension for an additional one year on each one-year anniversary of the agreement unless terminated early as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Holmes for "good reason" (as defined in the employment agreement). This employment agreement provides for an annual, calendar year base salary of $375,000 and an incentive bonus at the discretion of the Committee.

      The Company entered into an employment agreement with Mr. Alan W. Saltzman in August 1996. This agreement expires two years from its effective date subject to extension for successive two-year terms unless the Company elects not to extend the agreement. The employment agreement is subject to early termination as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Saltzman for "good reason" (as defined in the employment agreement). The employment agreement provides for an annual, calendar year base salary of $240,000. The employment agreement also provides for incentive bonuses at the discretion of the Compensation Committee.

      The Company entered into an employment agreement with Mr. Kelly E. Simmons in January 1998. This agreement provides for a two-year term, subject to automatic extension for an additional two years on each two-year anniversary of the agreement unless terminated early as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Simmons for "good reason" (as defined in the employment agreement). The employment agreement provides for an annual, calendar year base salary of $185,000. The employment agreement also provides for an incentive bonus at the discretion of the Compensation Committee.

      The Company entered into an employment agreement with Mr. Michael Harrelson in June 1997. This agreement provides for a three-year term unless terminated early as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Harrelson for "good reason upon change of control" (as defined in the employment agreement). As amended in August 1998, the employment agreement provides for an annual base salary of $200,000 during the term of the agreement. The employment agreement also provides for incentive bonuses at the discretion of the Company. The employment agreement provides that if Mr. Harrelson is terminated without "cause" (as defined in the employment agreement), he will be entitled to a lump-sum payment in the amount equal to his base salary for the unexpired portion of the three-year term of his agreement.

      The employment agreements of Messrs. Holmes, Saltzman and Simmons provide that if the Company terminates their employment without cause (including the Company's election to not extend the employment agreement at any renewal date) or if they resign their employment for "good reason" (as defined in their employment agreements), they will be entitled to the following severance: Mr. Holmes - a lump-sum payment in the amount equal to his base salary for the unexpired portion of the four-year term of his agreement then in effect and without giving effect to any further extension (a maximum of approximately $1,500,000), continuation of his benefits through the unexpired term of his agreement and vesting of all outstanding stock options; Mr. Saltzman - (i) if terminated without cause, a lump-sum payment in the amount equal to two times his then effective annual base salary ($480,000), continuation of his benefits through the unexpired term of his agreement and vesting of all outstanding stock options, and (ii) if he resigns for "good reason," a lump-sum payment in the amount equal to two times his then effective annual base salary ($480,000) and vesting of all outstanding stock options; and Mr. Simmons - a lump-sum payment in the amount equal to two times his then effective annual base salary ($370,000) and continuation of his benefits through the unexpired term of his agreement.

      A change of control is deemed to have occurred if (i) more than 30% of the combined voting power of the Company's then outstanding securities is acquired, directly or indirectly, or (ii) at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Company's Board of Directors shall cease to consist of "continuing directors" (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two thirds of the directors then still in office who were directors prior to such transaction), or
(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all or substantially all of the Company's assets.

      The employment agreements with Messrs. Holmes, Saltzman and Simmons provide that if, at any time within 12 months of a change of control, they cease to be an employee of the Company by reason of (i) termination by the Company (or its successor) without "cause" (as defined in the employment agreements) or (ii) voluntary termination by the employee for "good reason upon change of control" (as defined in the employment agreements), in addition to the severance stated above, they will be entitled to receive an additional payment that, when added to all other payments received in connection with a change of control, will result in the maximum amount allowed to be paid to an employee without triggering an excess parachute payment (as defined by the Internal Revenue
Code).

      The employment agreement with Mr. Harrelson provides that if, at any time within 12 months of a change of control, he ceases to be an employee of the Company by reason of (i) termination by the Company (or its successor) without "cause" (as defined in the employment agreement), he will be entitled to a lump-sum payment in the amount equal to his base salary for the unexpired portion of the three-year term of his agreement; or (ii) voluntary termination by the employee for "good reason upon change of control" (as defined in the employment agreement), he will be entitled to a lump sum payment equal to one times his then effective annual base salary.

      The Company and Mr. Michael W. Hancock entered into an employment agreement in October 1997. The agreement provides for a one-year term at a base salary of $180,000 and an incentive bonus of up to $120,000. The employment agreement also provides that if the Company terminates Mr. Hancock's employment for any reason prior to the expiration of the agreement, the Company will continue to pay Mr. Hancock's base salary for the remainder of the agreement's term. Pursuant to the terms of the employment agreement, Mr. Hancock was granted an option to purchase 150,000 shares of Common Stock of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Lee Cooke, Thomas G. Loeffler and James E. Sowell, directors of the Company, served on the Compensation Committee during the fiscal year ending September 30, 1998. Mr. Cooke served as Chairman of the Board and Chief Executive Officer of U.S. Medical Systems, Inc., now known as Sharps Compliance Corp., until July 1998 and continues to serve as a member of the Board of Directors of Sharps Compliance Corp. In addition, Mr. Cooke is Chairman of the Board and Chief Executive Officer of the reformed U.S. Medical Systems, Inc. Mr. Holmes, Chairman of the Board and Chief Executive Officer of the Company, also serves on the Board of Directors of Sharps Compliance Corp.

PERFORMANCE GRAPH

      The Company's Common Stock has been traded publicly since August 5, 1996. Prior to such date, there was no established market for its Common Stock. The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock from August 5, 1996 (the first day which the Common Stock was publicly traded), through December 31, 1998, with the cumulative total return of the S&P 500 Index and a peer group over the same period. The peer group is comprised of seven hundred thirty-three (733) data processing and computer companies with similar standard industrial classification codes as the Company, and whose stock is traded on the Nasdaq market. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at August 5, 1996, and that all dividends were reinvested.


                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                      COMPARISON OF CUMULATIVE TOTAL RETURN
                 AMONG THE COMPANY, S&P 500 INDEX AND PEER GROUP

--------------------------------------------------------------------------------
INDEX FOR:                8/05/96  9/30/96   3/31/97   9/30/97  3/31/98  9/30/98
----------                -------  -------   -------   -------  -------  -------
The Company                100.0    104.7     112.9     164.7    244.1    132.8
S&P 500 Stocks             100.0    104.5     116.3     147.1    172.5    160.8
Nasdaq Computer and Data   100.0    109.4     105.6     148.0    184.6    193.1
    Processing Stocks
--------------------------------------------------------------------------------

The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of the
Section 16(a) reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1998, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with.


                              RELATED TRANSACTIONS

      In June 1997, the Company acquired Computer Resources Management, Inc. ("CRM") from Michael A. Harrelson, Senior Vice President and Chief Technology Officer of the Company. In connection with the acquisition of CRM, Mr. Harrelson received consideration from the Company of $8,450,000 in cash, 650,000 shares of Common Stock (which such shares were valued at $8,450,000 at the date of issuance) and the assumption of a debt from CRM to Mr. Harrelson in the principal amount of $50,000. The Company paid such debt in December 1997.

      The Company charters a jet airplane from a company associated with Parris
H. Holmes, Jr., Chairman of the Board and Chief Executive Officer of the Company. Under the terms of the charter agreement, the Company is obligated to pay annual minimum fees of $500,000 over the five years ending March 31, 2003 for such charter services. During the fiscal year ended September 30, 1998, the Company paid approximately $278,000 in fees related to this agreement.

      On April 13, 1998, the Company made a $250,000 loan to Kelly E. Simmons, Executive Vice President and Chief Financial Officer of the Company, with interest accruing at the rate of 7% per annum. The largest aggregate amount of this indebtedness outstanding for this loan (including interest) during fiscal year 1998 was $258,151.50, and the aggregate amount outstanding at December 31, 1998 was $262,706.42.

      In December 1998, the Company acquired Communications Software Consultants, Inc. ("CommSoft") from Larry A. Davis, a Director and Senior Vice President of the Company. In connection with the acquisition of CommSoft, Mr. Davis received 2,492,759 shares of Common Stock (which such shares were valued at $29,134,121 at the date of issuance).


                        PROPOSALS FOR NEXT ANNUAL MEETING

      Any proposals of holders of Common Stock intended to be presented pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8") at the Annual Meeting of Stockholders to be held in 2000 must be received by the Company, addressed to the Secretary of the Company at 7411 John Smith Drive, Suite 200, San Antonio, Texas 78229-4898, by September 30, 1999 to be considered for inclusion in the Company's proxy statement and form of proxy related to such meeting. After October 30, 1999, notice to the Company of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the person named in proxies solicited by the Board of Directors of the Company for its 2000 Annual Meeting of Stockholders may exercise discretionary authority voting power with respect to any such proposal as to which the Company does not receive timely notice.

      The Company's Amended and Restated Bylaws establish an advance notice procedure with regard to stockholder proposals to be brought before an annual or special meeting of stockholders (the "Business Procedure"). The Business Procedure provides that stockholder proposals must be submitted in writing in a timely manner in order to be considered at any annual or special meeting. To be timely, notice must be received by Billing (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the date of Billing's proxy materials for the previous year's annual meeting, or (ii) in the case of a special meeting, not less than the close of business on the seventh day following the day on which notice of such meeting is first given to stockholders.

      Under the Business Procedure, notice relating to a stockholder proposal must contain certain information about such proposal and about the stockholder who proposes to bring the proposal before the meeting, including (a) the name and address of the stockholder who intends to make the proposal and the text of the proposal to be introduced; (b) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice; and (e) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal or proposals, specified in the notice. No business shall be conducted at a meeting except business brought before the annual meeting in accordance with the procedures set forth above. If the Chairman or other officer presiding at a meeting determines that the stockholder proposal was not properly brought before such meeting, such proposal will not be introduced at such meeting. Nothing in the Business Procedure will preclude discussion by any stockholder of any proposal properly made or brought before an annual or special meeting in accordance with the above-mentioned procedures.

     The provisions of the Business Procedure will be subject to rules of the Commission with respect to stockholder proposals so long as the Common Stock remains quoted on the Nasdaq National Market or is listed on a national securities exchange or is otherwise required to be registered under the Exchange Act. Any stockholder proposal that is submitted in compliance with such rules and is required by such rules to be set forth in the proxy statement of the Company will be so set forth despite the requirements of the Amended and Restated Bylaws of the Company with respect to the timing and form of notice for such proposals.


                                  OTHER MATTERS

      As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.


                                          By order of the Board of Directors,


                                          W. Audie Long
                                          CORPORATE SECRETARY

San Antonio, Texas
January 28, 1999

                                    APPENDIX


      In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, this appendix and the information contained herein is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act.

FORM 10-K

      The Company's annual report on Form 10-K for the year ended September 30, 1998 has been filed with the Securities and Exchange Commission. A copy of this report may be obtained without cost by writing the Company's investor relations department at 7411 John Smith Drive, Suite 200, San Antonio, Texas 78229-4898, or calling (210) 949-7000.

      THE INFORMATION CONTAINED IN THIS APPENDIX CONTAINS CERTAIN "FORWARD-LOOKING" STATEMENTS AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INFORMATION RELATING TO THE COMPANY AND ITS SUBSIDIARIES THAT ARE BASED ON THE BELIEFS OF THE COMPANY'S MANAGEMENT AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THIS REPORT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT" AND "INTEND" AND WORDS OR PHRASES OF SIMILAR IMPORT, AS THEY RELATE TO THE COMPANY OR ITS SUBSIDIARIES OR COMPANY MANAGEMENT, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS REFLECT THE CURRENT RISKS, UNCERTAINTIES AND ASSUMPTIONS RELATED TO CERTAIN FACTORS INCLUDING, WITHOUT LIMITATIONS, COMPETITIVE FACTORS, GENERAL ECONOMIC CONDITIONS, CUSTOMER RELATIONS, RELATIONSHIPS WITH VENDORS, THE INTEREST RATE ENVIRONMENT, GOVERNMENTAL REGULATION AND SUPERVISION, SEASONALITY, DISTRIBUTION NETWORKS, PRODUCT INTRODUCTIONS AND ACCEPTANCE, TECHNOLOGICAL CHANGE, CHANGES IN INDUSTRY PRACTICES, ONETIME EVENTS AND OTHER FACTORS DESCRIBED HEREIN AND IN OTHER FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION. BASED UPON CHANGING CONDITIONS, SHOULD ANY ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD ANY UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED OR INTENDED. THE COMPANY DOES NOT INTEND TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

MARKET FOR THE COMPANY'S COMMON EQUITY AND
       RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

      Subsequent to its spin-off from USLD effective August 2, 1996, the Company began trading as an independent public company. The Company's common stock, par value $0.01 per share (the "Common Stock"), is quoted on the Nasdaq National Market under the symbol "BILL." The table below sets forth the high and low bid prices for the Common Stock from October 1, 1996, through December 11, 1998, as reported by the Nasdaq National Market. These price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                      HIGH            LOW
                                                    ---------      ---------
Fiscal Year Ended September 30, 1997:
  1st quarter                                       $15  7/8       $12  1/8
  2nd quarter                                       $16  1/8       $12
  3rd quarter                                       $17  7/16      $10 11/16
  4th quarter                                       $19  9/16      $16 27/32

Fiscal Year Ending September 30, 1998:

  1st quarter                                       $24 11/16      $17  7/8
  2nd quarter                                       $30            $22
  3rd quarter                                       $29  5/8       $13  1/2
  4th quarter                                       $15  3/4       $8   5/16

Fiscal Year Ending September 30, 1999:
  1st quarter (through December 11, 1998)           $17            $10

STOCKHOLDERS

      At December 11, 1998, there were 34,404,124 shares of Common Stock outstanding, held by 476 holders of record. The last reported sales price of the Common Stock on December 11, 1998, was $13 3/8 per share.

DIVIDEND POLICY

      The Company has never declared or paid any cash dividends on the Common Stock. The Company presently intends to retain all earnings for the operation and development of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Furthermore, certain covenants in various credit agreements of the Company prohibit the payment of dividends on the Common Stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company, the Notes thereto and the other financial information included elsewhere in this Report. For purposes of the following discussion, references to yearly periods refer to the Company's fiscal years ended September 30.

GENERAL

      On August 2, 1996, U.S. Long Distance Corp. ("USLD") distributed to its stockholders all of the outstanding shares of common stock of the Company (the "Distribution") which, prior to the Distribution, was a wholly owned subsidiary of USLD. Upon the completion of the Distribution, Billing Concepts Corp. ("BCC") became an independent, publicly held company that owns and operates the billing clearinghouse and information management services business previously owned by USLD (see "Pro Forma Results of Operations" below).

RESULTS OF OPERATIONS

      The following table presents certain items in the Company's Consolidated Statements of Income as a percentage of total revenues:

                                                  YEAR ENDED SEPTEMBER 30,
                                                  ------------------------
                                                   1998    1997     1996
                                                   ----    ----     ----
Operating revenues..............................  100.0%  100.0%  100.0%
Cost of revenues................................   61.5    62.4    64.4
                                                   ----    ----    ----
Gross profit....................................   38.5    37.6    35.6
Selling, general and administrative expenses....   12.5    11.0    11.0
Research and development........................    1.3     0.6     0.0
Advance funding program income..................   (4.9)   (5.9)   (6.3)
Advance funding program expense.................    0.1     0.6     1.3
Depreciation and amortization expense...........    4.0     3.1     2.0
Special charges.................................    1.2    17.3     0.0
                                                   ----    ----    ----
Income from operations..........................   24.3    10.9    27.6
Other income, net...............................    2.8     0.5     0.1
                                                   ----    ----    ----
Income before provision for income taxes........   27.0    11.4    27.7
Provision for income taxes......................  (10.9)   (8.4)  (10.5)
                                                   ----    ----    ----
Net income......................................   16.1%    3.0%   17.2%
                                                   ====     ===    ====

OPERATING REVENUES

      The Company's revenues are derived primarily from the provision of billing clearinghouse and information management services to direct dial long distance carriers and operator services providers ("Local Exchange Carrier billing" or "LEC billing"). Revenues are also derived from enhanced billing services provided to companies that offer 900 services or other non-regulated telecommunications equipment and services. LEC billing fees charged by the Company include processing and customer service inquiry fees. Processing fees are assessed to customers either as a fee charged for each telephone call record or other transaction processed or as a percentage of the customer's revenue that is submitted by the Company to local telephone companies for billing and collection. Processing fees also include any charges assessed to the Company by local telephone companies for billing and collection services that are passed through to the customer. Customer service inquiry fees are assessed to customers either as a fee charged for each record processed by the Company or as a fee charged for each billing inquiry made by end users.

      The Company also develops, sells and supports convergent billing systems for telecommunications service providers and provides direct billing outsourcing services. In addition to license and maintenance fees charged by the Company for the use of its billing software applications, fees are also charged on a time and materials basis for software customization and professional services. Processing fees for direct billing services provided through the Company's service bureau are assessed to customers based on volume. Billing systems revenues also include retail sales of computer hardware and third-party software.

      Total revenues for 1998 were $160.8 million compared to $122.8 million in 1997 and $103.9 million in 1996, representing increases of 30.9% and 18.2%, respectively. LEC billing services revenues increased 22.5% to $147.5 million in 1998, and increased 15.9% to $120.5 million in 1997 from $103.9 million in 1996. The remaining increase in revenues from year to year was attributable to billing systems sales and related services revenues. The LEC billing services revenue increases are primarily attributable to an increase in the number of telephone call records processed and billed on behalf of direct dial long distance customers. Direct dial long distance billing services revenues have exceeded prior period revenues on a quarterly basis since the inception of this business in 1993. From 1993 through 1998, revenues derived from operator services customers have been relatively flat. This lack of operator services growth was attributable to several factors, including increased regulation and an increased awareness on the part of the telephone user of competitive long distance services available at the pay phone. Despite the overall increase in LEC billing services revenue from 1997, revenue growth during 1998 was negatively impacted by "slamming" and "cramming" issues. Slamming is defined as the unauthorized and illegal switching of a customer's telephone service from one carrier to another carrier while cramming is the practice of a company billing customers for products and services that they may not have ordered, and may not have received. During the third quarter of 1998, in response to these issues, certain LECs established various temporary moratoriums that affected the ability of certain customers to market some of their services. BCC played a very active role in assisting certain local telephone companies, the Federal Communications Commission ("FCC") and certain Public Utilities Commissions in providing the best solution to eliminate these issues from the telecommunications industry, including taking part in forming an industry coalition, which released a set of "Standards of Practice" that addresses these issues. The FCC subsequently published similar standards in its Best Billing Practices document. BCC will continue to adhere to the Best Billing Practices, and will work with the local telephone companies to reduce the level of consumer complaints. As a proactive measure, BCC has taken action against certain customers that include, but is not limited to, the cessation of billing for certain new or existing products. It is still unclear what monetary impact these actions will have on the LEC billing business in the future.

Telephone call record volumes were as follows:

                                                          YEAR ENDED
                                                         SEPTEMBER 30,
                                                   -----------------------
                                                    1998    1997     1996
                                                   -----    -----    -----
                                                         (IN MILLIONS)
Direct dial long distance services ..............  612.6    510.3    402.8
Operator services ...............................  134.6    133.4    131.8
Enhanced billing services........................   11.4      9.6      8.6
Billing management services......................  329.1    342.1    308.9

      Although billing management records decreased approximately 4% from 1997 to 1998, the impact on revenues was minimal because revenue per record for billing management customers, who have their own billing and collection agreements with the local telephone companies, is significantly less than revenue per record for the Company's other customers.

COST OF REVENUES

      Cost of revenues includes billing and collection fees charged to the Company by local telephone companies and related transmission costs, as well as all costs associated with the customer service organization, including staffing expenses and costs associated with telecommunications services. Billing and collection fees charged by the local telephone companies include fees that are assessed for each record submitted and for each bill rendered to its end-user customers. The Company achieves discounted billing costs due to its aggregated volumes and can pass these discounted costs on to its customers. Cost of revenues also includes the cost of computer hardware and software sold, and the salaries and benefits of software development, technical, service bureau and client service personnel who generate revenue from hourly billings.

      Gross profit margin of 38.5% reported for 1998 compares to 37.6% achieved in 1997 and 35.6% achieved in 1996. The improvement from 1997 to 1998 is due primarily to the addition of sales of billing systems and related services revenues throughout 1998 that served to improve gross margin due to the higher margins associated with systems sales. This improvement was offset partially by higher LEC billing costs. The improvement from 1996 to 1997 is due primarily to lower customer service and telecommunications services costs, which were offset partially by higher transmission costs. The addition of higher margin billing systems and related services revenues in late 1997 also served to improve gross margin. The lower customer service costs were attributable to efficiencies resulting from the implementation of an automated voice response system. The lower telecommunications costs were due to a price decrease from the Company's vendor as well as savings associated with the voice response system. The Company's gross profit margin could increase in subsequent periods as a result of the addition of higher gross margin billing systems sales and related services revenues although no assurance can be given in this regard.

SELLING, GENERAL AND ADMINISTRATIVE

      Selling, general and administrative ("SG&A") expenses are comprised of all selling, marketing and administrative costs incurred in direct support of the business operations of the Company. Additionally, a portion of the expense of certain USLD corporate functions, such as treasury, financial reporting, investor relations, legal, payroll and management information systems has been allocated to the Company and is reflected in its historical operating results for 1996.

      SG&A expenses for 1998 were $20.1 million or 12.5% of revenues, compared to $13.6 million in 1997, and $11.4 million in 1996, both representing 11.0% of revenues. SG&A expenses as a percentage of revenues for 1998 increased from the prior year primarily due to the systems operations incurring a higher level of SG&A expenses as a percentage of revenue than the Company as a whole. As the revenues generated by systems operations have increased as a percentage of total revenue, the overall SG&A percentage has increased accordingly.

RESEARCH AND DEVELOPMENT

      Research and development expenses are comprised of the salaries and benefits of the employees involved in software development and related expenses. In 1997, the Company commenced internally funded research and development activities with respect to efforts to offer "invoice ready" billing services. During the third quarter of 1997, the Company also acquired a software development company that was actively involved in ongoing research and development efforts associated with creating new and enhanced products related to its convergent billing software platform. Research and development expenses in 1998 were $2.0 million compared to $688,000 in 1997. The Company intends to continue its research and development efforts in the future and anticipates spending approximately $6 million during 1999 for such expenses.

ADVANCE FUNDING PROGRAM INCOME AND EXPENSE

      Advance funding program income was $7.9 million in 1998 compared with $7.3 million in 1997 and $6.6 million in 1996. The year-to-year increases were primarily the result of financing a higher level of customer receivables under the Company's advance funding program (see "Advance Funding Program and Receivable Financing Facility" below). The quarterly average balance of purchased receivables was $83.0 million, $73.6 million and $60.9 million in 1998, 1997 and 1996, respectively.

      Advance funding program expense was $126,000 in 1998, compared with $688,000 in 1997 and $1.4 million in 1996. The decreases were primarily attributable to the Company financing a higher level of customer receivables with internally generated funds rather than with funds borrowed through the Company's revolving credit facility. Cost savings were also realized from the more favorable terms of its new credit facility obtained in December 1996. The expense recognized during 1998 represents unused credit facility fees and is the minimum expense that the Company could have incurred during this year.

DEPRECIATION AND AMORTIZATION

      Depreciation and amortization expenses are incurred with respect to certain assets, including computer hardware, software, office equipment, furniture, leasehold improvements, costs incurred in securing contracts with local telephone companies, goodwill and other intangibles. Asset lives range between three and fifteen years.

      Depreciation and amortization expense was $6.5 million in 1998 compared with $3.8 million in 1997 and $2.1 million in 1996. Depreciation and amortization expense as a percentage of revenues was 4.0%, 3.1% and 2.0% in 1998, 1997 and 1996, respectively. The increase in the percentage from year to year is attributable to increased capital expenditures made in order to provide the infrastructure needed to support the growth of the Company's employee base and the anticipated expansion of the Company's business. These expenditures included the purchase of office furniture, computer equipment and software and leasehold improvements. Investments in leasehold improvements increased in connection with the Company taking occupancy of a new facility in 1997 that serves as both a customer service center and the corporate headquarters of the Company and leasing an additional customer service center in 1998. During 1998 and 1997, the Company recognized $625,000 and $205,000 of amortization expense, respectively, related to goodwill and other intangibles acquired in connection with the acquisition of CRM in June 1997.

INCOME FROM OPERATIONS

      Income from operations was $39.0 million, $13.4 million and $28.6 million in 1998, 1997 and 1996, respectively. Income from operations for 1998 reflects special charges of $2.0 million during the fourth quarter of 1998 representing in-process research and development costs acquired in connection with the acquisition of 22% of the capital stock of PTC. Income from operations decreased from 1996 to 1997, due to special charges of $21.3 million in the third quarter of 1997. The $21.3 million charge includes in-process research and development costs of $13.0 million acquired in connection with the acquisition of CRM. The remaining $8.3 million represents accumulated costs associated with the development of a direct billing system for a service bureau operation. The Company abandoned this development during the third quarter of 1997. Income from operations, exclusive of special charges, represented 25.5%, 28.2% and 27.6% of revenues in 1998, 1997 and 1996, respectively. The decrease in income from operations, exclusive of special charges, as a percentage of revenues from 1997 to 1998 is attributable to higher SG&A, research and development and depreciation expenses and lower net advance funding income as a percentage of 1998 revenues, offset partly by a higher gross profit margin. The improvement in income from operations, exclusive of special charges, as a percentage of revenues from 1996 to 1997 is attributable to a higher gross profit margin and higher net advance funding income as a percentage of revenues, offset partly by higher depreciation expenses as a percentage of revenues and research and development expenses incurred in 1997.

OTHER INCOME

      Net other income of $4.5 million in 1998 compares to net other income of $552,000 in 1997 and $152,000 in 1996. The increase in 1998 and 1997 from the prior year were both primarily due to increased interest income from short-term investments due to higher cash reserves. Interest expense was also lower in 1998 due to the pay down of long term debt.

INCOME TAXES

      The Company's effective tax rate was 40.3% in 1998, 73.5% in 1997 and 38.0% in 1996 . The Company's effective tax rate is higher than the federal statutory rate due to the addition of state income taxes and certain deductions taken for financial reporting purposes that are not deductible for federal income tax purposes. The increase in the effective rate for 1998 and 1997 is primarily due to nondeductible in-process research and development costs and amortization expenses related to the acquisition of PTC and CRM, respectively. Exclusive of special charges, the Company's effective tax rate would have been 38.5% and 38.0% in 1998 and 1997, respectively.

YEAR 2000 CONTINGENCY

      The operation of the Company's business is highly dependent on its computer software programs and operating systems (collectively, "Programs and Systems"). These Programs and Systems are used in several key areas of the Company's business, including information management services, third-party billing clearinghouse services (including the advance funding program), direct billing services and financial reporting, as well as in various administrative functions. In providing information management, third-party billing clearinghouse and direct billing services, the Company processes telephone call records which are date sensitive. The Company also develops, sells and supports sophisticated billing systems and software (the "Billing Systems") which must be able to process date-dependent data correctly. Certain of the Billing Systems sold by the Company have been warranted to process information related to or including dates that are prior to, on or after January 1, 2000.

      The Company has been evaluating its Programs and Systems to identify potential Year 2000 readiness problems, as well as manual processes, external interfaces with customers and services supplied by vendors to coordinate Year 2000 compliance and conversion. The Year 2000 problem refers to the limitations of the programming code in certain existing software programs to recognize date-sensitive information for the Year 2000 and beyond. Unless modified prior to December 31, 1999, such systems may not properly recognize such information and could generate erroneous data or cause a system to fail to operate properly. The Company has installed the MBA 4.0 Y2K ready version in its Service Bureau operation, which is processing 11 clients. BCS is currently beta testing at one of its largest MBA clients and expects to complete the testing by December 30, 1998. BCS expects to prepare for a general release of MBA 4.0 in the first quarter of 1999. The LEC systems are still anticipating its modifications and replacements will be complete by April 1999. It is anticipated that modification or replacement of the Company's Programs and Systems will be performed in-house by Company personnel.

      The Company believes that, with modifications to existing software and conversions to new software, the Year 2000 problem will not pose a significant operational problem for the Company. However, because the Company's business relies on processing date-sensitive telephone call records supplied by third parties, it is possible that non-compliant third-party computer systems may not be able to provide accurate data for processing through the Company's computer systems. The Company's business, financial condition and results of operations could be materially adversely affected by the Year 2000 problem if it or unrelated parties fail to successfully address this issue.

      Management of the Company currently anticipates that the total expenses and capital expenditures associated with its Year 2000 readiness project, including costs associated with modifying the Programs and Systems and the cost of purchasing or leasing certain hardware and software, will be less than $3 million. As of December 1998, the Company has spent approximately $1.5 million on capital expenditures for related hardware and software and incurred and expensed approximately $300,000 in personnel and other costs related to the Year 2000 readiness process. The Company anticipates incurring less than $1 million in personnel and other costs, which will be expensed as incurred. The cost of Year 2000 readiness and the expected completion dates are the best estimates of Company management and are believed to be reasonably accurate.

      In the event the Company's plan to address the Year 2000 problem is not successfully or timely implemented, the Company may need to devote more resources to the process and additional costs may be incurred, which could have a material adverse effect on the Company's financial condition and results of operations. Problems encountered by the Company's vendors, customers and other third parties also may have a material adverse effect on the Company's financial condition and results of operations.

      In the event the Company determines, following the Year 2000 date change, that its Programs and Systems are not Year 2000 ready, the Company will be unable to process date-sensitive telephone call records and thus be unable to provide most of its revenue-producing services, which will have a material adverse effect on the Company's financial condition and results of operations. The Company will also likely experience considerable delays in compiling information required for financial reporting and performing various administrative functions. In addition, in the event the Company's Billing Systems are not Year 2000 ready, the Company will be required to devote more monetary and other resources to achieving such readiness, which could have a material adverse effect on the Company's financial condition and results of operations.

      The Company is currently developing a contingency plan for implementation in the event its Programs and Systems are not Year 2000 ready prior to December 31, 1999. Such contingency plan will be modeled upon the Company's Disaster Recovery Plan. The Disaster Recovery Plan outlines a strategy for reduced continued operations following a natural disaster which damages the Company's operations center in San Antonio, Texas.

      The above year 2000 disclosure constitutes a "Year 2000 Readiness Disclosure" as defined in The Year 2000 Information and Readiness Disclosure Act (the "Act"), which was signed into law on October 19, 1998. The Act provides added protection from liability for certain public and private statements concerning a company's year 2000 readiness.

PRO FORMA RESULTS OF OPERATIONS

      The audited Consolidated Statements of Income included in this report reflect the operations of the Company for the years ended September 30, 1998, 1997 and 1996. Included below is supplemental unaudited consolidated pro forma financial information that management believes is important to provide an understanding of the results of operations of the Company. Pro Forma Condensed Consolidated Statements of Income are presented below on an annual basis for 1998, 1997 and 1996. These Pro Forma Condensed Consolidated Statements of Income are based on the historical statements of the periods presented, adjusted to reflect the items discussed in the accompanying notes to the pro forma financial statements. The Pro Forma Condensed Consolidated Statements of Income for 1996 give effect to the Distribution as if it had occurred at the beginning of the year.

      The unaudited consolidated pro forma financial information is presented for informational purposes only and should be read in conjunction with the accompanying notes to the pro forma financial statements and with the Company's historical financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth herein and in the Post Effective Amendment No. 2 to the Company's Registration Statement on Form 10/A dated August 1, 1996. The pro forma financial statements should not be considered indicative of the operating results that the Company will achieve in the future because, among other things, these statements are based on historical rather than prospective information and include certain assumptions that are subject to change.

      The unaudited Pro Forma Condensed Consolidated Statements of Income reflect, in management's opinion, all adjustments necessary to fairly state the pro forma results of operations for the periods presented to make the unaudited pro forma statements not misleading.

                     BILLING CONCEPTS CORP. AND SUBSIDIARIES

              PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                FOR THE YEAR ENDED SEPTEMBER 30,
                                              -------------------------------------------------------------
                                                               AS                      AS
                                                            REPORTED                 REPORTED
                                                  AS        WITHOUT       AS         WITHOUT
                                               REPORTED     SPECIAL    REPORTED      SPECIAL
                                                WITH        CHARGES      WITH        CHARGES
                                               SPECIAL    ---------     SPECIAL     ---------
                                               CHARGES       (D)        CHARGES        (B)
                                             ---------    ---------    ---------    ---------
                                                1998         1998         1997         1997          1996
                                             ---------    ---------    ---------    ---------     ---------
Operating revenues .......................   $ 160,762    $ 160,762    $ 122,836    $ 122,836     $ 103,884
Cost of revenues .........................      98,894       98,894       76,662       76,662        66,868
                                             ---------    ---------    ---------    ---------     ---------
Gross profit .............................      61,868       61,868       46,174       46,174        37,016
Selling, general and administrative
  expenses ...............................      20,111       20,111       13,565       13,565        11,445
Research and development .................       2,030        2,030          688          688             0
Advance funding program income ...........      (7,919)      (7,919)      (7,255)      (7,255)       (6,564)
Advance funding program expense (A) ......         126          126          688          688         2,760
Depreciation and amortization expense ....       6,494        6,494        3,797        3,797         2,127
Special charges ..........................       2,000            0       21,252            0             0
                                             ---------    ---------    ---------    ---------     ---------
Income from operations ...................      39,026       41,026       13,439       34,691        27,248
Other income, net ........................       4,450        4,450          552          552           152
                                             ---------    ---------    ---------    ---------     ---------
Income before provision for income taxes .      43,476       45,476       13,991       35,243        27,400
Provision for income taxes (C) ...........     (17,529)     (17,529)     (10,284)     (13,381)
                                             ---------    ---------    ---------    ---------     ---------
Net income ...............................   $  25,947    $  27,947    $   3,707    $  21,862     $  16,989
                                             =========    =========    =========    =========     =========

Net income per diluted common share ......   $    0.74    $    0.80    $    0.11    $    0.66     $    0.55
Weighted average common shares and common
  share equivalents outstanding (E) ......      34,908       34,908       32,518       32,976        30,770


Notes to unaudited pro forma condensed consolidated statements of income:

(A) Reflects an adjustment to increase interest expense for the assumed borrowings for the cash transfer made to USLD of $11,713 in accordance with the terms of the Distribution Agreement and cash payments for direct costs incurred in connection with the Distribution of approximately $9,200. Interest expense was calculated at a rate of 8.0% per annum.
(B) Excludes special charges of $21,252 representing in-process research and development costs of $13.0 million acquired in connection with the acquisition of CRM and $8.3 million of accumulated costs associated with the development of a direct billing system that was abandoned by the Company.
(C) Reflects related income tax effect of the adjustments in notes (A) and (B).
(D) Excludes special charges of $2,000 representing in-process research and development costs acquired in connection with the acquisition of 22% of the common stock of PTC.
(E) The number of weighted average shares outstanding for 1996 gives effect to the shares assumed to be issued had the Distribution occurred at the beginning of each year. The number of weighted average shares outstanding for 1997 as reported without special charges explained in note (B) gives effect to the net income that would have been recognized during the third quarter of 1997 had the special charges not been incurred. Earnings per share and weighted average common shares and common share equivalents outstanding for all years presented have been restated to give effect to the one-for-one common stock dividend that was distributed on January 30, 1998 to stockholders of record on January 20, 1998.

LIQUIDITY AND CAPITAL RESOURCES

      The Company's cash balance increased to $118.3 million at September 30, 1998, from $41.4 million at September 30, 1997. Large fluctuations in daily cash balances are normal due to the large amount of customer receivables that the Company collects on behalf of its customers. The Company's working capital position increased to $58.6 million at September 30, 1998, from $27.6 million at September 30, 1997, and its current ratio was 1.4:1 and 1.2:1 at September 30, 1998 and 1997, respectively. Net cash provided by operating activities was $37.8 million, $31.1 million and $26.0 million in 1998, 1997 and 1996, respectively, and reflected the increases in net income from 1996 to 1998, exclusive of special charges.

      In December 1996, the Company obtained a $50.0 million revolving line of credit facility with certain lenders primarily to draw upon to advance funds to its billing customers prior to collection of the funds from the local telephone companies. This credit facility terminates on December 20, 1999. Borrowings under the credit facility are limited to a portion of the Company's eligible receivables. Management believes that the capacity under the credit facility will be sufficient to fund advances to its billing customers for the foreseeable future. No amounts were borrowed by the Company under its credit facility to finance the advance funding program at either September 30, 1998 or 1997. At September 30, 1998, the amount available under the Company's credit facility was $50.0 million.

      In addition to the revolving line of credit facility described above, the Company was obligated as a guarantor of USLD's equipment financing agreements with certain lenders during the period the debt remained outstanding. At September 30, 1998, all indebtedness under such agreements had been paid in full; therefore, the Company is no longer obligated as a guarantor. Under certain of its credit agreements, the Company is prohibited from paying dividends on its common stock, is required to comply with certain financial covenants and is subject to certain limitations on the issuance of additional secured debt. The Company was in compliance with all required covenants at September 30, 1998 and 1997.

      Capital expenditures amounted to approximately $11.3 million in 1998 and related primarily to the purchase of computer equipment and software. During 1997, the Company financed approximately $4.1 million of equipment through term debt agreements with two separate lenders. There were no amounts financed in 1998. The Company anticipates capital expenditures before acquisitions, if any, of approximately $13 million in fiscal 1999, including expenditures for local telephone company agreements that will enable it to offer "invoice ready" billing services. The Company believes that it will be able to fund expenditures with internally generated funds and borrowings, but there can be no assurance that such funds will be available or expended.

      Effective June 1, 1997, the Company acquired CRM, a company that develops software systems for the direct billing of telecommunications services. An aggregate of $8.5 million cash and 650,000 shares of the Company's Common Stock were issued in connection with this purchase transaction. All of the shares related to the acquisition have been included in the weighted average shares outstanding for purposes of the earnings per share calculations. During the third quarter of 1997, the Company expensed $13.0 million of in-process research and development costs acquired from the acquisition. The Company granted certain registration rights to and entered into an employment agreement with the principal of CRM.

      In September 1998, the Company acquired 22% of the capital stock of PTC for $10 million. PTC was a privately held company located in Princeton, New Jersey specializing in electronic bill publishing over the Internet and advanced payment solutions. The Company accounts for this investment under the equity method of accounting. In addition, the Company acquired the right of first refusal for a period of five years to provide any future equity or debt financing for PTC.

      Effective October 1, 1998, the Company acquired Expansion Systems Corporation ("ESC"), a privately held company headquartered in Glendale, California that develops and markets billing and registration systems to Internet Service Providers ("ISPs") under its flagship products TOTALBILL and INSTANTREG. An aggregate of 170,000 shares of the Company's Common Stock were issued in connection with this transaction, which will be accounted for as a pooling of interests.

      In December 1998, the Company completed the merger of Communications Software Consultants, Inc. ("CommSoft") in consideration of 2,492,759 shares of the Company's common stock. CommSoft was a privately held, international software development and consulting firm specializing in the telecommunications industry.

      The Company's operating cash requirements consist principally of working capital requirements, requirements under its advance funding program, scheduled payments of principal on its outstanding indebtedness and capital expenditures. The Company believes that it has the ability to continue to secure long-term equipment financing and that this ability, combined with cash flows generated from operations and periodic borrowings under its receivable financing facility, will be sufficient to fund capital expenditures, advance funding requirements, working capital needs and debt repayment requirements for the foreseeable future.

ADVANCE FUNDING PROGRAM AND RECEIVABLE FINANCING FACILITY

      Since it generally takes 40 to 90 days to collect receivables from the local telephone companies, customers can significantly accelerate cash receipts by utilizing the Company's advance funding program. The Company offers participation in this program to qualifying customers through its Advance Payment Agreement. Under the terms of this agreement, the Company purchases the customer's accounts receivable for an amount equal to the face amount of the billing records submitted to the local telephone companies by the Company for billing and collection, less certain deductions. The purchase price is remitted by the Company to its customers in two payments.

      Within five days from receiving a customer's records, an initial payment is made to the customer based on a percentage of the value of the customer's call records submitted to the local telephone companies. This percentage is established by the Advance Payment Agreement and generally ranges between 50% and 80%. The Company pays the remaining balance of the purchase price upon collection of funds from the local telephone companies. A portion of the funds used to make the advance payments may be borrowed under the Company's revolving line of credit facility. The amount borrowed by the Company under this credit facility to finance the advance funding program was $0 at September 30, 1998 and 1997.

      Service fees charged to customers by the Company are recorded as Advance Funding Program Income and are computed at a rate above the prime rate on the amount of advances (initial payments) outstanding to a customer during the period commencing from the date the initial payment is made until the Company recoups the full amount of the initial payment from local telephone companies. The rate charged to the customer by the Company is higher than the interest rate charged to the Company, in part to cover the administrative expenses incurred in providing this service. Borrowing costs are computed at a rate below the prime interest rate and are based on the amount of borrowings outstanding during the period commencing from the date the funds are borrowed until the loan is repaid by the Company. Borrowing costs are recorded as Advance Funding Program Expense. The result of these financing activities is the generation of a net amount of Advance Funding Program Income that contributes to the net income of the Company.

      As part of the Advance Payment Agreement, the Company contractually purchases the customer accounts receivable upon which funds are advanced. Further, the customer may grant a first lien security interest in other customer accounts and assets and will take other action as may be required to perfect the Company's first lien security interest in such assets. Under the terms of the credit facility agreement, the Company is obligated to repay amounts borrowed whether or not the purchased accounts receivable are actually collected.

SEASONALITY

      To some extent, the revenues and telephone call record volumes of most customers of the Company are affected by seasonality. For example, the Company's direct dial long distance customers use the Company's services primarily to bill residential accounts, which typically generate a higher traffic volume around holidays, particularly Thanksgiving, Christmas and New Year's Day. As a result of this seasonal variation, direct dial long distance telephone call record volumes processed by the Company during the Company's first and second fiscal quarters ending December 31 and March 31, respectively, (which include the Thanksgiving, Christmas and New Year's Day holidays), historically have been the highest level of any quarter of the year after adjusting for new business. Consequently, revenues reported by the Company that are derived from direct dial long distance telephone call records are similarly affected. The seasonal effect caused by the Company's direct dial long distance customers has been lessened, however, as a result of the Company's business from operator services customers. Typically, the Company's operator services customers experience decreases in operator services revenues and telephone call record volumes in the fall and winter months as pay telephone usage declines due to cold and inclement weather in many parts of the United States. Conversely, due to increased traffic from pay telephones during the spring and summer months, the Company has historically processed its highest volumes of operator services telephone call records and reported its highest operator services-related revenues in the third and fourth quarters of the fiscal year. The billing revenues derived from operator services customers have mitigated the seasonal effects of the revenues derived from the Company's direct dial long distance customers.

EFFECT OF INFLATION

      Inflation historically has not been a material factor affecting the Company's business. Prices charged to the Company by local telephone companies and third-party vendors for billing, collection and transmission services have not increased significantly during the past year. General operating expenses such as salaries, employee benefits and occupancy costs are, however, subject to normal inflationary pressures.

NEW ACCOUNTING STANDARDS

      Management of the Company does not anticipate the adoption of any new accounting standards recently issued by the authoritative bodies will have a material impact on the Company's financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

      The Company does not believe that there is any material market risk exposure with respect to derivative or other financial instruments, which would require disclosure under this item.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      The Consolidated Financial Statements of the Company and the related report of the Company's independent public accountants thereon are included in this report at the page indicated.

                                                         PAGE
                                                         ----
Report of Independent Public Accountants...............  A-13
Consolidated Balance Sheets at
  September 30, 1998 and 1997..........................  A-14
Consolidated Statements of Income for
  the Years Ended September 30, 1998,
  1997 and 1996........................................  A-15
Consolidated Statements of Stockholders'
  Equity for the Years Ended
  September 30, 1998, 1997 and 1996....................  A-16
Consolidated Statements of Cash Flows
  for the Years Ended September 30, 1998,
  1997 and 1996........................................  A-17
Notes to Consolidated Financial Statements.............  A-18

                         REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Billing Concepts Corp.:

      We have audited the accompanying consolidated balance sheets of Billing Concepts Corp. (a Delaware corporation) and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Billing Concepts Corp. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.


                                    ARTHUR ANDERSEN LLP

San Antonio, Texas
November 12, 1998

                     BILLING CONCEPTS CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                             SEPTEMBER 30,
                                                       ----------------------
                                                          1998          1997
                                                       ---------    ---------
Current assets:
 Cash and cash equivalents .........................   $ 118,291    $  41,444
 Accounts receivable, net of allowance for
   doubtful accounts of $268 (1998) and $138 (1997)       33,748       25,919
 Purchased receivables .............................      64,477       70,175
 Prepaids and other ................................       3,776        3,196
                                                       ---------    ---------
     Total current assets ..........................     220,292      140,734
Property and equipment .............................      32,314       22,906
 Less accumulated depreciation and amortization ....     (10,282)      (4,750)
                                                       ---------    ---------
     Net property and equipment ....................      22,032       18,156
Equipment held under capital leases, net of
  accumulated amortization of $963 (1998)
  and $964 (1997) ..................................         441          606
Other assets, net of accumulated
  amortization of $2,503 (1998) and
  $1,680 (1997) ....................................       8,299        7,516
Investment in equity affiliate .....................       8,000            0
                                                       ---------    ---------
     Total assets ..................................   $ 259,064    $ 167,012
                                                       =========    =========
          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Trade accounts payable ............................   $  17,757    $  19,223
 Accounts payable - billing customers ..............     118,599       75,166
 Accrued liabilities ...............................      24,451       17,728
 Current portion of long-term debt .................         606          606
 Current portion of obligations under capital leases         251          441
                                                       ---------    ---------
     Total current liabilities .....................     161,664      113,164
Long-term debt, less current portion ...............       1,668        2,324
Obligations under capital leases,
  less current portion .............................          29          290
Deferred income taxes ..............................       2,575        2,048
Other liabilities ..................................         797          499
                                                       ---------    ---------
     Total liabilities .............................     166,733      118,325
Commitments and contingencies (See Notes 4 and 11)
Stockholders' equity:
 Preferred stock, $0.01 par value,
   10,000,000 shares authorized, no
   shares issued or outstanding at
   September 30, 1998 or 1997 ......................           0            0
 Common stock, $0.01 par value,
   75,000,000 shares authorized, 34,150,131
   shares issued and outstanding at
   September 30, 1998; 60,000,000
   shares authorized, 32,395,170 shares
   issued and outstanding at
   September 30, 1997 ..............................         342          324
Additional paid-in capital .........................      60,039       42,916
Retained earnings ..................................      32,344        6,397
Deferred compensation ..............................        (394)        (950)
                                                       ---------    ---------
     Total stockholders' equity ....................      92,331       48,687
                                                       ---------    ---------
     Total liabilities and stockholders' equity ....   $ 259,064    $ 167,012
                                                       =========    =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     BILLING CONCEPTS CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     FOR THE YEAR ENDED
                                                                        SEPTEMBER 30,
                                                            -----------------------------------
                                                               1998         1997         1996
                                                            ---------    ---------    ---------
Operating revenues ......................................   $ 160,762    $ 122,836    $ 103,884
Cost of revenues ........................................      98,894       76,662       66,868
                                                            ---------    ---------    ---------
Gross profit ............................................      61,868       46,174       37,016
Selling, general and administrative expenses ............      20,111       13,565       11,445
Research and development ................................       2,030          688            0
Advance funding program income ..........................      (7,919)      (7,255)      (6,564)
Advance funding program expense .........................         126          688        1,367
Depreciation and amortization expense ...................       6,494        3,797        2,127
Special charges (See Note 6) ............................       2,000       21,252            0
                                                            ---------    ---------    ---------
Income from operations ..................................      39,026       13,439       28,641
Other income (expense):
 Interest income ........................................       4,440          989          938
 Interest expense .......................................        (184)        (493)        (287)
 Other, net .............................................         194           56         (499)
                                                            ---------    ---------    ---------
   Total other income, net ..............................       4,450          552          152
                                                            ---------    ---------    ---------
Income before provision for income taxes ................      43,476       13,991       28,793
Provision for income taxes ..............................     (17,529)     (10,284)     (10,941)
                                                            ---------    ---------    ---------
Net income ..............................................   $  25,947    $   3,707    $  17,852
                                                            =========    =========    =========

Basic:
Net income per common share .............................   $    0.78    $    0.12         --
Pro forma net income per common share
  (Unaudited - See Note 2) ..............................        --           --      $    0.61
Weighted average common shares outstanding ..............      33,351       31,032         --
Pro forma weighted average common shares outstanding
  (Unaudited - See Note 2) ..............................        --           --         29,210

Diluted:
Net income per common share and common share equivalents    $    0.74    $    0.11         --
Pro forma net income per common share and common share
  equivalents (Unaudited - See Note 2) ..................        --           --      $    0.58
Weighted average common shares and common share
  equivalents outstanding ...............................      34,908       32,518         --
Pro forma weighted average common shares and common share
  equivalents outstanding (Unaudited - See Note 2) ......        --           --         30,770


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     BILLING CONCEPTS CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                                   USLD'S
                                                                                 INVESTMENT
                                    PREFERRED  STOCK           COMMON STOCK        IN AND     ADDITIONAL
                                  --------------------      ------------------    ADVANCES     PAID-IN    DEFERRED    RETAINED
                                   SHARES       AMOUNT      SHARES      AMOUNT     TO BCC      CAPITAL  COMPENSATION  EARNINGS
                                  --------    --------     -------    --------   ----------   --------- ------------  --------
Balances at September 30, 1995          10    $    100         204    $      2    $ 21,121    $      0    $      0    $      0
 Transfers (to) from affiliates          0           0        (204)         (2)      2,851     (15,448)          0           0
 Redemption of preferred stock         (10)       (100)          0           0      (3,900)          0           0           0
 Issuance of common stock
   in connection with
   Distribution (See Note 2) ..          0           0      30,064         302     (35,234      34,932           0           0
 Exercise of stock options ....          0           0          28           0           0         155           0           0
 Net income ...................          0           0           0           0      15,162           0           0       2,690
                                  --------    --------    --------    --------    --------    --------    --------    --------
Balances at September 30, 1996           0           0      30,092         302           0      19,639           0       2,690

 Issuance of common stock .....          0           0         686           6           0       9,831           0           0
 Exercise of stock options
   and warrants ...............          0           0       1,618          16           0      11,956           0           0
 Issuance of stock options ....          0           0           0           0           0       1,490      (1,490)          0
 Compensation expense .........          0           0           0           0           0           0         540           0
 Net income ...................          0           0           0           0           0           0           0       3,707
                                  --------    --------    --------    --------    --------    --------    --------    --------
Balances at September 30, 1997           0           0      32,396         324           0      42,916        (950)      6,397

 Issuance of common stock .....          0           0          47           1           0         716        (170)          0
 Exercise of stock
   options and warrants .......          0           0       1,707          17           0      16,407           0           0
 Compensation expense .........          0           0           0           0           0           0         726           0
 Net income ...................          0           0           0           0           0           0           0      25,947
                                  --------    --------    --------    --------    --------    --------    --------    --------

Balances at September 30, 1998           0    $      0      34,150    $    342    $      0    $ 60,039    $   (394)   $ 32,344
                                  ========    ========    ========    ========    ========    ========    ========    ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     BILLING CONCEPTS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE YEAR ENDED
                                                                  SEPTEMBER 30,
                                                     -----------------------------------
                                                         1998        1997         1996
                                                     ---------    ---------    ---------
Cash flows from operating activities:
 Net income ......................................   $  25,947    $   3,707    $  17,852
  Adjustments to reconcile net income to
   net cash provided by operating activities:
   Depreciation and amortization .................       6,494        3,797        2,127
   Deferred compensation .........................         726          540           10
   (Gain)/Loss on disposition of equipment .......        (186)         141          376
   Special charges ...............................       2,000       21,252            0
   Changes in operating assets and liabilities:
     (Increase) decrease in accounts receivable ..      (7,829)      (7,445)         406
     Increase in prepaids and other ..............        (580)      (1,538)        (259)
     Increase (decrease) in trade accounts payable      (1,466)       6,450          139
     Increase in accrued liabilities .............      11,517        3,695        5,403
     Increase in deferred income taxes ...........         854            0            0
     Increase (decrease) in other liabilities ....         298          499          (21)
                                                     ---------    ---------    ---------
Net cash provided by operating activities ........      37,775       31,098       26,033
Cash flows from investing activities:
 Purchases of property and equipment .............     (11,333)     (17,578)      (6,679)
 Purchase of software development company,
   net of cash acquired ..........................           0       (8,403)           0
 Investments in net assets of affiliates .........     (10,000)           0            0
 Collections of (payments for) purchased
   receivables, net ..............................       5,698          745      (15,692)
 Collections of proceeds due (payments made)
   to billing customers, net .....................      43,433       15,541       23,769
 Collections of sales taxes due on behalf of
   billing customers, net ........................       3,692        2,136          743
 Proceeds from sale of equipment .................         538          127            0
 Other investing activities ......................        (334)      (1,001)        (207)
                                                     ---------    ---------    ---------
Net cash provided by (used in) investing
  activities .....................................      31,694       (8,433)       1,934
Cash flows from financing activities:
 Payments on revolving line of credit for
   purchased receivables, net ....................           0      (19,010)      (4,020)
 Proceeds from issuance of long-term debt ........           0        4,091        1,937
 Payments on long-term debt ......................        (656)      (4,184)        (688)
 Payments on capital leases ......................        (451)      (2,831)        (436)
 Proceeds from issuance of common stock ..........       8,485        6,578           96
 Transfers to affiliates .........................           0            0      (17,491)
                                                     ---------    ---------    ---------
Net cash provided by (used in)
  financing activities ...........................       7,378      (15,356)     (20,602)
                                                     ---------    ---------    ---------
Net increase in cash and cash equivalents ........      76,847        7,309        7,365
Cash and cash equivalents, beginning of year .....      41,444       34,135       26,770
                                                     ---------    ---------    ---------
Cash and cash equivalents, end of year ...........   $ 118,291    $  41,444    $  34,135
                                                     =========    =========    =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     BILLING CONCEPTS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        SEPTEMBER 30, 1998, 1997 AND 1996

NOTE 1. BUSINESS ACTIVITY

      Billing Concepts Corp. ("BCC"), formerly known as Billing Information Concepts Corp., was incorporated in the State of Delaware in 1996. BCC was previously a wholly owned subsidiary of U.S. Long Distance Corp. ("USLD") that, upon its spin-off from USLD, became an independent, publicly held company. BCC and its subsidiaries (collectively, the "Company") primarily provide billing clearinghouse and information management services in the United States to the telecommunications industry. In addition to processing call records, the Company provides a wide range of back office services including customer service, data processing, tax filings, accounting services and an advance funding program. The Company also develops, licenses and supports billing systems for telecommunications service providers and provides direct billing services.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

      The accompanying consolidated financial statements include the accounts of BCC and its wholly owned subsidiaries. The Company's 22% investment in the capital stock of Princeton TeleCom Corporation ("PTC") (see Note 5) is accounted for using the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation.

      On August 2, 1996 (the "Distribution Date"), USLD distributed all of the outstanding common stock of BCC, pro rata to the stockholders of USLD (the "Distribution") with the result being that BCC became an independent, publicly held company that owns and operates all of the assets of, and is responsible for all of the liabilities associated with, the billing clearinghouse and information management services business previously owned by USLD. The accompanying financial statements include the operations of BCC which, until the Distribution, were combined with and reported as part of the consolidated financial statements of USLD.

      Certain selling, general and administrative expenses of USLD were historically accounted for on a consolidated basis with no allocation to individual subsidiaries. The historical statements of BCC have been adjusted to include all of the expenses that appropriately and fairly could have been allocated to BCC except for income taxes. USLD's federal income taxes have historically been determined on a consolidated basis. For purposes of preparing the BCC historical consolidated financial statements, income taxes have been determined on a separate company basis. Deferred taxes have been recorded on BCC's consolidated financial statements, as appropriate. Tax assets and liabilities are reflected in a manner consistent with the Tax Sharing Agreement between USLD and BCC.

      Certain intercompany transactions that had previously been eliminated in consolidation are properly reflected in the historical consolidated financial statements of BCC at amounts that are believed by management to reflect an arm's-length relationship. Certain prior period amounts have been reclassified for comparative purposes.

ESTIMATES IN THE FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION POLICIES

      The Company recognizes revenue from its billing services when records that are to be billed and collected by the Company are processed. Revenue from the sale of billing systems, including the licensing of software rights, is recognized at the time the product is delivered to the customer, provided that the Company has no significant related obligations or collection uncertainties remaining. If there are significant obligations related to the installation or development of the system delivered, revenue is recognized in the period that the Company fulfills its obligations. Services revenue related to the Company's billing systems is recognized in the period that the services are provided.

BILLING SERVICES

      The Company provides billing services to operator services providers and direct dial long distance companies through billing agreements with the local telephone companies, which maintain the critical database of end-user names and addresses of the billed parties. Bills are generated by the local telephone companies and the collected funds are remitted to the Company, which in turn remits these funds, net of fees, to its billing customers. The Company records a trade accounts receivable and operating revenue for fees charged for its billing services. When the customer's receivables are collected by the Company from the local telephone companies, the Company's trade receivables are reduced by the amount corresponding to the Company's processing fees and the remaining funds are recorded as an accounts payable to billing customers.

      The Company offers participation in an advance funding program to qualifying customers through its Advance Payment Agreement. Under the terms of this agreement, the Company purchases the customer's accounts receivable for an amount equal to the face amount of the billing records submitted to the local telephone companies by the Company for billing and collection less:

      o all local telephone company charges, rejects, unbillables and bad debt deductions;

      o     all credits and adjustments granted to end users;

      o all of the Company's processing fees and sales taxes, if appropriate;

      o     all financing service charges assessed by the Company; and

      o any and all losses, costs or expenses incurred by the Company in processing or collecting the customer accounts from all previously billed records.

      The purchase price is remitted by the Company to its customers in two payments. Within five days from receiving a customer's records, an initial payment is made to the customer based on a percentage of the face amount of the customer's call records submitted by the Company to the local telephone companies. The Company pays the remaining balance of the purchase price to the customer upon collection of funds from the local telephone companies. The purchase date is the date the initial payment is made. In connection with its purchase of billing records, the Company may draw on its revolving credit facility.

      Any accounts receivable purchased by the Company are recorded as purchased receivables in an amount equal to the face amount of the billing records submitted to the local telephone companies by the Company for billing and collection. Concurrently, an equal amount is recorded as accounts payable to billing customers. The amount of the initial payment made to the customer reduces accounts payable to billing customers. The balance, reported as accounts payable to billing customers ($118,599,000 and $75,166,000 at September 30, 1998 and 1997, respectively), consists of:

      o an amount equal to the face value of all purchased receivables, reduced for any amounts paid as initial payments under Advance Payment Agreements',

      o an amount equal to collections from local telephone companies that have not yet been remitted to customers, and

      o an amount accrued for the estimated liability associated with future end-user refunds and local telephone company adjustments related to customers who are no longer serviced by the Company.

      The purchased receivables balance is relieved at the time the customer receivables are collected from the local telephone companies. Any differences between the amount initially recorded as a purchased receivable and the amount ultimately collected from the local telephone companies are recorded as a reduction of both the purchased receivable and accounts payable to billing customers in an equal amount. The funds are remitted to the customer after the Company deducts the amount funded, the financing service charges earned under the Advance Payment Agreement, local telephone company billing fees due the Company and any end-user customer service refunds.

      The Company has some risk with regard to these deductions to the extent that they exceed the amount collected from the local telephone companies. Generally, the Company will collect these amounts from future funds received from the local telephone companies. However, in certain cases, such as if the Company is no longer providing services to the customer, there may not be adequate funds from which to collect these amounts. The Company does have the right of offset against all funds held for the account of such customers and may hold a first lien security interest in such billing customers' accounts, generally including those not acquired by the Company. The Company has an accrued liability included in the balance sheet caption entitled "Accounts payable billing customers" for the estimated amount that such deductions exceed funds withheld from such customers.

      The following receivables purchased and financed by the Company were outstanding at:


                                                          SEPTEMBER 30,
                                                      --------------------
                                                        1998         1997
                                                      -------      -------
                                                         (IN THOUSANDS)
Purchased receivables..............................   $64,477      $70,175

SOFTWARE SERVICES

      The Company also develops, sells and supports convergent billing systems for telecommunications service providers and provides direct billing outsourcing. In addition to license and maintenance fees charged by the Company for the use of its billing software applications, fees are also charged on a time and materials basis for software customization and professional services. Processing fees for direct billing services provided through the Company's service bureau are assessed to customers based on volume. Billing systems revenues also include retail sales of computer hardware and third-party software.

PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the related assets, which range from three to ten years. Upon disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is reflected in other income (expense) for that period. Expenditures for maintenance and repairs are charged to expense as incurred, and major improvements are capitalized.

OTHER ASSETS

      Other assets include costs incurred to acquire billing agreements with local telephone companies for billing and collection services and other agreements. These costs are being amortized over five to seven years. Other assets also include financing costs related to the issuance of debt, which have been deferred and are amortized over the life of the respective financing agreement, and goodwill and other intangibles related to the acquisition of a software development company (see Note 5). In addition, long-term deposits have been included in other assets.

ACCRUED LIABILITIES

      Accrued liabilities include sales taxes payable on behalf of billing customers of $18,866,000 and $15,174,000 at September 30, 1998 and 1997,
respectively.

      The Company self-insures its medical coverage for employees and dependents up to $40,000 per covered individual and an aggregate annual maximum of $1 million. The Company accrues for known claims and an estimate of claims incurred but not reported up to the maximum anticipated cost to the Company. During 1998, the Company recognized approximately $420,000 in self-insurance expense. The Company's insurer will pay cumulative claims above the attachment limit up to $960,000 lifetime per covered individual. The Company does not believe that claims reported and claims incurred but not reported will exceed the amounts to be covered by the insurer.

COMMON STOCK DIVIDEND

      On January 9, 1998, the Company announced that its Board of Directors declared a one-for-one common stock dividend. The dividend was distributed on January 30, 1998 to stockholders of record on January 20, 1998. No additional proceeds were received on the dividend date and all costs associated with the share dividend were capitalized as a reduction of additional paid-in capital. All share and per share information in the accompanying consolidated financial statements has been adjusted to give retroactive effect to the stock dividend.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The estimated fair values of the Company's cash and cash equivalents and all other financial instruments have been determined using appropriate valuation methodologies and approximate their related carrying values.

INCOME TAXES

      Deferred tax assets and liabilities are recorded based on enacted income tax rates that are expected to be in effect in the period in which the deferred tax asset or liability is expected to be settled or realized. A change in the tax laws or rates results in adjustments to the deferred tax assets or liabilities. The effects of such adjustments are required to be included in income in the period in which the tax laws or rates are changed.

      BCC and USLD entered into a Tax Sharing Agreement that defines the parties' respective rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to BCC's business for tax years prior to the Distribution and with respect to certain tax attributes of BCC after the Distribution. In general, with respect to periods ending on or before the last day of the year in which the Distribution occurred, USLD is responsible for (i) filing both consolidated federal tax returns for the USLD affiliated group and combined or consolidated state tax returns for any group that includes a member of the USLD affiliated group, including in each case BCC and its subsidiaries for the relevant periods of time that such companies were members of the applicable group, and (ii) paying the taxes related to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). BCC will reimburse USLD for a portion of such taxes and the cost of preparation of the associated tax returns related to the BCC affiliated group. BCC is responsible for filing returns and paying taxes related to the BCC affiliated group for subsequent periods. BCC and USLD have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

NET INCOME PER COMMON SHARE

      Earnings per share for all periods have been restated to reflect the adoption of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which established standards for computing and presenting earnings per share ("EPS") for entities with publicly held common stock or potential common stock. SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Basic EPS were computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS differs from basic EPS due to the assumed conversions of potentially dilutive options and warrants that were outstanding during the period. The effects of potentially dilutive securities are excluded in periods in which a loss is reported because their inclusion would be antidilutive. The per share and weighted average common shares outstanding data for the year ended September 30, 1996 is unaudited and presented on a pro forma basis as BCC had no publicly held common shares outstanding prior to its spin-off from USLD on August 2, 1996. The number of weighted average common shares outstanding used in the calculation of the pro forma earnings per share gives effect to the shares assumed to be issued had the spin-off occurred at the beginning of each period presented. The following is a reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income:


                                           FOR THE YEAR ENDED SEPTEMBER 30, 1998
                                           -------------------------------------
                                             INCOME        SHARES     PER SHARE
                                            (NUMERATOR)  (DENOMINATOR)  AMOUNT
                                            -----------  ------------- --------
BASIC EPS
Net income available to common
   stockholders .........................   $25,947,000    33,351,000   $0.78
                                                                        =====

EFFECT OF POTENTIALLY DILUTIVE SECURITIES
Warrants ................................                      65,000
Stock options ...........................                   1,492,000
                                                          -----------
DILUTED EPS
Net income available to common
   stockholders including assumed
   conversions ..........................   $25,947,000    34,908,000   $0.74
                                            ===========   ===========   =====

                                           FOR THE YEAR ENDED SEPTEMBER 30, 1997
                                           -------------------------------------
                                            INCOME        SHARES      PER SHARE
                                           (NUMERATOR)   (DENOMINATOR)  AMOUNT
                                           ------------  ------------- --------
BASIC EPS
Net income available to common
   stockholders .........................   $ 3,707,000    31,032,000   $0.12
                                                                        =====

EFFECT OF POTENTIALLY DILUTIVE SECURITIES
Warrants ................................                     190,000
Stock options ...........................                   1,296,000
                                                          -----------

DILUTED EPS
Net income available to common
   stockholders including assumed
   conversions ..........................   $ 3,707,000    32,518,000   $0.11
                                            ===========   ===========   =====

                                          FOR THE YEAR ENDED SEPTEMBER 30, 1996
                                             INCOME        SHARES      PER SHARE
                                           (NUMERATOR )  (DENOMINATOR)   AMOUNT
                                           ------------  -------------  -------
                                                   (PRO FORMA, UNAUDITED)
BASIC EPS
Net income available to common
   stockholders .........................   $17,852,000    29,210,000   $0.61
                                                                        =====

EFFECT OF POTENTIALLY DILUTIVE SECURITIES
Warrants ................................                     381,000
Stock options ...........................                   1,179,000
                                                          -----------

DILUTED EPS
Net income available to common
   stockholders including assumed
   conversions ..........................   $17,852,000    30,770,000   $0.58
                                            ===========   ===========   =====

      Certain options to purchase 5,829,260 shares of common stock at prices ranging from $13 to $29 per share were outstanding for a portion of 1998. They were not included in the computation of the diluted EPS because the options' exercise price was greater than the average market price of the common shares.

NEW ACCOUNTING STANDARDS

      In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997 and is to be applied prospectively. In March 1998, the AICPA issued SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2." SOP 98-4 defers for one year the application of certain provisions of SOP 97-2. Management of the Company does not anticipate that the adoption of SOP 97-2 and SOP 98-4 will have a material impact on the Company's financial position or results of operations.

      In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 supersedes SFAS No. 14," Financial Reporting for Segments of a Business Enterprise." Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application.

STATEMENTS OF CASH FLOWS

      Cash payments and non-cash activities during the periods indicated were as follows:

                                                YEAR ENDED SEPTEMBER 30,
                                              ---------------------------
                                                1998      1997      1996
                                              -------   -------   -------
                                                      (IN THOUSANDS)
Cash payments for interest ................   $   310   $ 1,375   $ 1,563
Cash payments for income taxes ............     9,141     8,913     8,366
Noncash investing and financing activities:
 Common stock issued in connection
   with the Distribution ..................         0         0    35,234
 Net assets transferred from USLD in
   connection with the Distribution .......         0         0       892
 Capital lease obligations incurred .......         0         0     2,432
 Tax benefit recognized in connection
   with stock option exercises ............     8,484     5,765        59
 Assets acquired in connection with
   acquisition ............................         0    20,512         0
 Liabilities assumed in connection with
   acquisition ............................         0     2,596         0
 Common stock issued in connection with
   acquisition ............................         0     9,466         0

      For purposes of determining cash flows, the Company considers all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

NOTE 3. DEBT

      Long-term debt is comprised of the following:

                                                               SEPTEMBER 30,
                                                         ----------------------
                                                           1998           1997
                                                         -------        -------
                                                              (IN THOUSANDS)
Fixed interest rate term notes ...................       $ 2,274        $ 2,930
Less - Current portion ...........................          (606)          (606)
                                                         -------        -------
Long-term debt, less current portion .............       $ 1,668        $ 2,324
                                                         =======        =======


      The Company has various fixed rate term notes with rates ranging from 7.62% to 7.73%, due in varying amounts through June 2002. The proceeds from the issuance of these notes were used to acquire certain computer equipment and office furniture. The loans are secured by the assets acquired.

      In December 1996, the Company obtained a $50.0 million revolving line of credit facility with certain lenders primarily to draw upon to advance funds to its billing customers prior to collection of the funds from the local telephone companies. This credit facility terminates on December 20, 1999. Borrowings under the credit facility are limited to a portion of the Company's eligible receivables. Management believes that the capacity under the credit facility will be sufficient to fund advances to its billing customers for the foreseeable future. No amounts were borrowed by the Company under its credit facility to finance the advance funding program at either September 30, 1998 or 1997. At September 30, 1998, the amount available under the Company's credit facility was $50.0 million. Additionally, at September 30, 1997, the Company had a $1.2 million letter of credit outstanding.

      Under the most restrictive terms of the Company's credit agreements, the Company is prohibited from paying dividends on its common stock, is required to comply with certain financial covenants and is subject to certain limitations on the issuance of additional secured debt. The Company was in compliance with all such covenants at September 30, 1998.

      Scheduled maturities of debt as of September 30, 1998, are as follows:

                                                               (IN THOUSANDS)
                                                               --------------
Year Ending September 30,
 1999.....................................................        $  606
 2000.....................................................           606
 2001.....................................................           606
 2002.....................................................           456
                                                                  ------
                                                                  $2,274
                                                                  ======
NOTE 4. LEASES AND CHARTERS

      The Company leases equipment and office space under operating leases and leases a jet airplane under a charter agreement with a company associated with an officer/director of the Company (see Note 12). Rental expense for the years ended September 30, 1998, 1997 and 1996, was $2,456,000, $1,630,000 and
$726,000, respectively. Future minimum lease payments under non-cancelable operating leases and this charter as of September 30, 1998 are as follows:

                                                               (IN THOUSANDS)
                                                               --------------
Year Ending September 30,
 1999.....................................................        $ 3,213
 2000.....................................................          3,189
 2001.....................................................          3,131
 2002.....................................................          3,120
 2003.....................................................          2,378
 Thereafter...............................................              0
                                                                  -------
   Total minimum lease payments...........................        $15,031
                                                                  =======

      The Company also leases various computer equipment under capital lease arrangements. Future minimum lease payments under these capital leases, together with the present value of the net minimum lease payments as of September 30, 1998, are as follows:

                                                              (IN THOUSANDS)
                                                              --------------
 Total minimum lease payments.............................        $ 298
 Less: Amount representing interest.......................          (18)
                                                                  -----
 Present value of net minimum lease payments..............        $ 280
                                                                  =====

      Scheduled maturities of the present value of the net minimum lease payments as of September 30, 1998 are as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Year ending September 30,
   1999...................................................        $ 251
   2000...................................................           29
                                                                  -----
 Total present value of net minimum lease payments........        $ 280
                                                                  =====

NOTE 5. ACQUISITIONS

      In September 1998, the Company acquired 22% of the capital stock of PTC for $10 million. PTC was a privately held company located in Princeton, New Jersey specializing in electronic bill publishing over the Internet and advanced payment solutions. The Company accounts for this investment under the equity method of accounting. In addition, the Company acquired the right of first refusal for a period of five years to provide any future equity or debt financing for PTC.

      Effective June 1, 1997, the Company acquired Computer Resources Management, Inc. ("CRM"), a company that develops software systems for the direct billing of telecommunications services. This acquisition has been accounted for as a purchase. Accordingly, the results of operations for CRM have been included in the Company's consolidated financial statements, and the shares related to the acquisition have been included in the weighted average shares outstanding for purposes of calculating net income per common share since the date of acquisition. The following unaudited pro forma information gives effect to the acquisition of CRM as if it had occurred at the beginning of the periods presented. The unaudited pro forma information is based on the historical information for the periods presented and includes adjustments to reflect the special charge resulting from expensing acquired in-process research and development costs (see Note 6) and the effect on depreciation and amortization expense of recording the fair value of assets acquired. The number of weighted average shares outstanding used in the calculation of the pro forma per share data gives effect to the shares assumed to be issued had the acquisition occurred at the beginning of each period presented.

                                               YEAR ENDED SEPTEMBER 30,
                                               ------------------------
                                                   1997         1996
                                               -----------   ----------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                     (UNAUDITED)

Operating revenues .......................      $127,579      $109,153

Net income ...............................      $  4,203      $  4,860

Net income per common share - basic ......      $   0.13      $   0.16

Net income per common share - diluted ....      $   0.13      $   0.15

      The pro forma financial information should not be considered indicative of the operating results that would have occurred had the acquisition actually taken place at the beginning of the periods specified or that the Company will achieve in the future because, among other things, this information is based on historical rather than prospective information and includes certain assumptions which are subject to change. The unaudited pro forma financial information reflects, in management's opinion, all adjustments necessary to fairly state the pro forma operating results for the periods presented to make the unaudited pro forma financial information not misleading.

      An aggregate of $8.5 million cash and 650,000 shares of the Company's common stock were issued in connection with this purchase transaction. The excess of the purchase price over the fair value of net tangible assets acquired was determined through an independent appraisal and amounted to approximately $17.5 million, of which approximately $1.2 million was recorded as goodwill and is being amortized on a straight-line basis over fifteen years. In addition, $13.0 million was recorded as in-process research and development expenses (see
Note 6). The remaining balance was recorded as the purchase price for a customer list and other intangibles, which are being amortized on a straight-line basis over periods ranging from six to twelve years.

      In December 1998, the Company completed the merger of Communications Software Consultants, Inc. ("CommSoft") in consideration of 2,492,759 shares of the Company's common stock. CommSoft was a privately held, international software development and consulting firm specializing in the telecommunications industry (see Note 14).

NOTE 6. SPECIAL CHARGES

      During the fourth quarter of fiscal 1998, the Company recognized special charges in the amount of $2.0 million. The $2.0 million charge represented the in-process research and development costs acquired in connection with the acquisition of 22% of the capital stock of PTC (see Note 5).

      During the third quarter of fiscal 1997, the Company recognized special charges in the amount of $21.3 million. The $21.3 million charge included in-process research and development costs of $13.0 million acquired in connection with the acquisition of CRM (see Note 5). At the date of acquisition, the technological feasibility of the acquired technology had not yet been established, and the technology had no future alternative uses. The remaining $8.3 million charge represented accumulated costs associated with the development of a direct billing system for a service bureau operation. This development was abandoned by the Company.

NOTE 7. SHARE CAPITAL

      On July 10, 1996, the Company, upon authorization by its Board of Directors, adopted a Shareholder Rights Plan ("Rights Plan") and declared a dividend of one preferred share purchase right on each share of its outstanding common stock. The rights will become exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock. These rights, which expire on July 10, 2006, entitle stockholders to buy one ten-thousandth of a share of a new series of participating preferred shares at a purchase price of $130 per one ten-thousandth of a preferred share. The Rights Plan was designed to ensure that stockholders receive fair and equal treatment in the event of any proposed takeover of the Company.

      On August 2, 1996, USLD distributed 30,064,002 shares of the Company's common stock to the existing stockholders of USLD in order to effect the spin-off of BCC from USLD. Prior to August 2, 1996, BCC operated as a wholly owned subsidiary of USLD and, consequently, had no publicly owned common shares. No dividends were paid on the Company's common stock during fiscal 1998, 1997 or 1996.

NOTE 8. STOCK OPTIONS AND STOCK PURCHASE WARRANTS

      Prior to the Distribution, the Company adopted the BCC 1996 Employee Comprehensive Stock Plan ("Comprehensive Plan") and the BCC 1996 Non-Employee Director Plan ("Director Plan") under which officers and employees, and non-employee directors, respectively, of the Company and its affiliates are eligible to receive stock option grants. Employees of the Company also are eligible to receive restricted stock grants under the Comprehensive Plan. The

Company has reserved 10,500,000 and 800,000 shares of its common stock for issuance pursuant to the Comprehensive Plan and Director Plan, respectively. Under each plan, options vest and expire pursuant to individual award agreements; however, the expiration date of unexercised options may not exceed ten years from the date of grant under the Comprehensive Plan and five and seven years for automatic and discretionary grants, respectively, under the Director Plan. Immediately prior to the Distribution, the Company granted, under the Comprehensive Plan and Director Plan, respectively, options to purchase BCC common stock to each holder of an outstanding option to purchase shares of USLD common stock under the USLD Employee Stock Option Plan and the USLD Non-Employee Director Plan, respectively. The BCC options are exercisable for BCC common stock on the basis of one share of BCC common stock for every one share of USLD common stock subject to the outstanding USLD options. BCC options to purchase a total of 3,143,008 shares of BCC common stock were granted in connection with the adjustment to the USLD options. In connection with the grant of the BCC options, the exercise price of the USLD options was adjusted to preserve the economic value of the USLD options existing immediately prior to the Distribution after giving effect to the grant of the BCC options. The BCC options will have vesting schedules mirroring the vesting schedules of the related USLD options. Each BCC option granted in connection with the Distribution will terminate in accordance with the original USLD option grant.

      Option activity for the years ended September 30, 1998, 1997 and 1996 is summarized as follows:


                                                  AVERAGE       WEIGHTED NUMBER
                                                 OF SHARES      EXERCISE PRICE
                                                 ---------      ---------------
Outstanding, September 30, 1995 .............            0           --
  Granted ...................................    4,678,008         $ 5.26
  Canceled ..................................      (28,664)        $ 3.89
  Exercised .................................      (27,416)        $ 3.50
                                                ----------
Outstanding, September 30, 1996 .............    4,621,928         $ 5.26
  Granted ...................................    2,580,200         $15.81
  Canceled ..................................     (179,048)        $ 7.03
  Exercised .................................   (1,443,192)        $ 3.98
                                                ----------
Outstanding, September 30, 1997 .............    5,579,888         $10.43
  Granted ...................................    1,974,662         $10.92
  Canceled ..................................     (225,000)        $17.60
  Exercised .................................   (1,505,890)        $ 4.96
                                                ----------
Outstanding, September 30, 1998 .............    5,823,660         $11.73
                                                ==========

      At September 30, 1998, 1997 and 1996, stock options to purchase an aggregate of 2,027,508, 2,033,594 and 2,031,772 shares were exercisable and had weighted average exercise prices of $10.46, $6.02 and $3.57 per share, respectively.

      Stock options outstanding and exercisable at September 30, 1998, were as follows:

                          OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
-------------------------------------------------------------------     -----------------------------
   RANGE OF                       WEIGHTED AVERAGE     WEIGHTED                          WEIGHTED
   EXERCISE          NUMBER          REMAINING          AVERAGE           NUMBER          AVERAGE
    PRICES         OUTSTANDING      LIFE(YEARS)      EXERCISE PRICE     EXERCISABLE    EXERCISE PRICE
---------------   ------------    ----------------   --------------     -----------    --------------
 $3.15 - $6.95       464,364            1.4             $ 3.98            412,710          $ 3.94
 $8.06 - $9.81     2,681,130            5.7             $ 8.21            863,712          $ 8.12
$12.38 - $16.84    2,358,666            5.6             $15.91            732,752          $16.72
$17.31 - $21.50      197,000            5.6             $19.46             18,334          $17.33
$22.19 - $25.38       74,000            6.2             $23.10                  0               -
$26.44 - $29.00       48,500            5.8             $28.17                  0               -
                     -------                                              -------
                   5,823,660            5.3             $11.73          2,027,508          $10.46
                   =========                                            =========

      The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," but has elected to apply Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans as allowed under SFAS No. 123. Accordingly, the Company has not recognized compensation expense for stock options granted where the exercise price is equal to the market price of the underlying stock at the date of the grant. During fiscal 1998, 1997 and 1996, the Company recognized $726,000, $540,000 and $10,000, respectively, of compensation expense for options granted below the market price of the underlying stock on such measurement date. In addition, in accordance with the provisions of APB Opinion No. 25, the Company has not recognized compensation expense for employee stock purchases under the Billing Concepts Corp. Employee Stock Purchase Plan ("ESPP").

      Had compensation expense for the Company's stock options granted and ESPP purchases in 1998, 1997 and 1996 been determined based on the fair value at the grant dates consistent with the methodology of SFAS No. 123, pro forma net income and net income per common share would have been as follows (in thousands, except per share amounts):

                                            YEAR ENDED SEPTEMBER 30,
                                           --------------------------
                                             1998     1997     1996
                                           -------   ------   -------
  Pro forma net income .................   $22,888   $2,230   $15,511

  Pro forma net income per common share:
       Basic ...........................   $  0.69   $ 0.07   $  0.53
       Diluted .........................   $  0.66   $ 0.07   $  0.50

      The fair value for these options was estimated at the respective grant dates using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                  YEAR ENDED SEPTEMBER 30,
                                             ----------------------------------
                                               1998          1997        1996
                                             --------      --------    --------
       Expected volatility .............       25%           24%          25%
       Expected dividend yield .........        0%            0%           0%
       Expected life ...................      2.5 years     2.4 years   2 years
       Risk-free interest rate .........      5.21%         6.05%        6.03%

      The weighted average fair value and weighted average exercise price, respectively, of options granted where the exercise price was equal to the market price of the underlying stock at the grant date were $2.33 and $10.40 for the year ended September 30, 1998, $3.55 and $16.46 for the year ended September 30, 1997, and $5.07 and $5.23 for the year ended September 30, 1996. The weighted average fair value and weighted average exercise price of options granted during the year ended September 30, 1997 where the exercise price was below the market price of the underlying stock at the grant date were $4.48 and $13.00, respectively. For purposes of the pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting periods.

      Warrants to purchase 450,000 shares of common stock at an exercise price of $4.63 per share were granted during fiscal 1996 immediately prior to the Distribution to each holder of a warrant to purchase shares of USLD common stock and had a weighted average fair value of $6.01. The fair value for these warrants was estimated at the grant date using the Black-Scholes option pricing model with an expected volatility of 25%, an expected dividend yield of 0%, an expected life of 2 years and a risk-free interest rate of 6.09% as the weighted-average assumptions. Warrants to purchase 201,252 and 175,354 shares of common stock were exercised in fiscal 1998 and 1997, respectively. There were no warrants exercised in fiscal 1996.

NOTE 9. INCOME TAXES

      The provision for income taxes is comprised of the following:

                                               YEAR ENDED SEPTEMBER 30,
                                    --------------------------------------------
                                       1998             1997             1996
                                    --------         ---------          -------
                                                   (IN THOUSANDS)
Federal:
Current ...................         $ 15,197         $  9,386          $ 10,049
Deferred ..................              907             (146)             (113)
                                    --------         --------          --------
                                    $ 16,104         $  9,240          $  9,936
                                    ========         ========          ========
State:
Current ...................         $  1,425         $  1,044          $  1,005

Total:
Current ...................         $ 16,622         $ 10,430          $ 11,054
Deferred ..................              907             (146)             (113)
                                    --------         --------          --------
                                    $ 17,529         $ 10,284          $ 10,941
                                    ========         ========          ========

      The provision for income taxes for fiscal 1998, 1997 and 1996 differs from the amount computed by applying the statutory federal income tax rate of 35% to income before provision for income taxes. The reasons for these differences were as follows:

                                                      YEAR ENDED SEPTEMBER 30,
                                                 -------------------------------
                                                   1998        1997        1996
                                                 -------     -------     -------
                                                          (IN THOUSANDS)
Computed income tax provision at
  statutory rate ...........................     $15,217     $ 4,897     $10,078
Increases in taxes resulting from:
 Nondeductible research and
  development expenses .....................         700       4,536           0
 State income taxes, net of federal
   benefit .................................         926         679         653
 Other, net ................................         686         172         210
                                                 -------     -------     -------
Provision for income taxes .................     $17,529     $10,284     $10,941
                                                 =======     =======     =======

      The tax effect of significant temporary differences, which comprise the deferred tax assets and liabilities, are as follows:

                                                                 SEPTEMBER 30,
                                                             -------------------
                                                                1998      1997
                                                             --------   --------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Expense provisions .....................................   $   123    $    12
Deferred tax liabilities:
  Acquisition of nondeductible intangibles ...............    (1,680)    (2,009)
  Bad debt tax write-off provisions ......................    (1,018)
  Tax depreciation and amortization in excess of book ....         0        (51)
                                                             -------    -------
Total deferred tax liabilities ...........................    (2,698)    (2,060)
                                                             -------    -------
Net deferred tax liability ...............................   ($2,575)   ($2,048)
                                                             =======    =======

      The Company was notified by the Internal Revenue Service ("IRS") that a fiscal 1992 transaction between a wholly owned foreign subsidiary of USLD (Mega Plus Dialing, Inc.) and the Company is proposed to be treated differently by the IRS than originally characterized by the Company. The IRS district office issued a report that proposed an assessment of taxes, interest and penalties. The Company filed a written protest, and the assessment was appealed to the appellate division of the IRS. The appellate division of the IRS agreed with the Company's original treatment of the transaction.

NOTE 10. BENEFIT PLANS

      The Company did not have any benefit plans in effect prior to its spin-off from USLD; however, certain employees and directors of the Company were eligible to participate in certain similar compensation and benefit plans provided by USLD.

      The Benefit Plans and Employment Matters Allocation Agreement ("Benefits Agreement") entered into by the Company and USLD (see Note 12) provides for the allocation of certain responsibilities with respect to employee compensation benefit and labor matters. The allocation of responsibility and adjustments made pursuant to the Benefits Agreement was substantially consistent with the existing benefits provided to USLD employees under USLD's various compensation plans. Among other things, the Benefits Agreement provides that, effective as of the Distribution Date, the Company will, or will cause one or more of its subsidiaries to, assume or retain, as the case may be, all liabilities of USLD, to the extent unpaid as of the Distribution Date, under employee benefit plans, policies, arrangements, contracts and agreements with respect to employees who, on or after the Distribution Date, were employees of the Company or its subsidiaries. The Benefits Agreement also provides that, effective as of the Distribution Date, USLD will, or will cause one or more of its subsidiaries to, assume or retain, as the case may be, all liabilities of USLD, to the extent unpaid as of the Distribution Date, under employee benefit plans, policies, arrangements, contracts and agreements, with respect to employees who, on or after the Distribution Date, were employees of USLD or its subsidiaries.

      In addition, the Company assumed, with respect to employees who, on or after the Distribution Date, were employees of the Company or any of its subsidiaries, all responsibility for liabilities and obligations as of the Distribution Date for medical and dental plan coverage and for vacation and welfare plans. USLD assumed, with respect to the employees who, on or after the Distribution Date, were employees of USLD or any of its subsidiaries, all responsibilities for all liabilities and obligations as of the Distribution Date for medical and dental plan coverage and for vacation and welfare plans.

      Participation in the Billing Concepts Corp. 401(k) Retirement Plan ("Retirement Plan") is offered to eligible employees of the Company. Generally, all employees of the Company who are 21 years of age or older and who have completed six months of service during which they worked at least 500 hours were eligible for participation in the Retirement Plan. The Retirement Plan is a defined contribution plan which provides that participants generally may make voluntary salary deferral contributions, on a pretax basis, of between 1% and 15% of their compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments. The Company makes matching contributions as a percentage determined annually of the first 6% of a participant's compensation contributed as salary deferral. The Company may make additional discretionary contributions. No discretionary contributions were made in fiscal 1998, 1997 or 1996. During fiscal 1998, 1997 and 1996, the Company's matching contributions totaled approximately $193,000, $67,000 and $35,000, respectively.

      Participation in the Billing Concepts Corp. Executive Compensation Deferral Plan ("Executive Plan") is offered to selected employees occupying management positions as determined by BCC's board of directors from time to time. The Executive Plan is a defined contribution plan which provides that participants may make voluntary salary deferral contributions, on a pretax basis, of between 1% and 100% of their eligible compensation. Under the Executive Plan, the Company makes matching contributions equal to the lesser of 100% of a participant's contributions or an amount based on a formula established by the plan. During fiscal 1998, 1997 and 1996, the Company contributed $150,000, $47,000 and $22,000, respectively, to the Executive Plan.

      Additionally, the Billing Concepts Corp. Executive Qualified Disability Plan ("Disability Plan") is provided to certain employees occupying management positions. The Disability Plan provides long-term disability benefits through disability insurance coverage purchased by the Company and through Company funded payments. Benefits under the Disability Plan are provided directly by the Company based on definitions contained in the applicable insurance policies.

      The Billing Concepts Corp. ESPP, which was established under the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, is offered to eligible employees of the Company. The Company has reserved 2,000,000 shares of its common stock for issuance pursuant to the ESPP. The ESPP enables employees who have completed at least six months of continuous service with the Company to purchase shares of BCC's common stock at a 15% discount through voluntary payroll deductions. The purchase price is the lesser of 85% of the closing price of the common stock on the opening date of each participation period or 85% of the closing price of the common stock on the ending date of each participation period. The Company issued 14,659 and 27,561 shares of its common stock in January and July 1998 pursuant to the ESPP at purchase prices of $15.99 and $11.32, respectively. The Company issued 19,504 and 15,704 shares of its common stock in February and August 1997 pursuant to the ESPP at purchase prices of $9.03 and $12.43, respectively.

NOTE 11. COMMITMENTS AND CONTINGENCIES

      The Company is involved in various claims, legal actions and regulatory proceedings arising in the ordinary course of business. The Company believes it is unlikely that the final outcome of any of the claims or proceedings to which the Company is a party will have a material adverse effect on the Company's financial position or results of operations; however, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company's results of operations for the fiscal period in which such resolution occurred.

      The Company is obligated to pay certain local telephone companies a total of approximately $5.7 million, $4.2 million, $4.1 million, $4.1 million, $4.0 million, and $7.1 million during fiscal 1999, 2000, 2001, 2002, 2003 and thereafter, respectively, for minimum usage charges under billing and collection agreements that, unless automatically renewed, expire at varying dates through the end of fiscal 2005. The billing and collection agreements do not provide for any penalties other than payment of the obligation should the usage levels not be met. The Company has met all such volume commitments in the past and anticipates exceeding the minimum usage volumes with all of these vendors.

NOTE 12. RELATED PARTIES

      The Company and USLD shared a common individual on their respective boards of directors through June 2, 1997. Therefore, USLD was considered a related party for purposes of financial disclosure through this date. The Company provided billing and information management services for USLD and purchased telecommunications services from USLD. Transactions under the agreements for these services have been reflected in the accompanying consolidated financial statements at market prices. Related party transactions between the Company and USLD are summarized as follows:

                                                   YEAR ENDED SEPTEMBER 30,
                                            -----------------------------------
                                             1998           1997         1996
                                            ------         ------       ------
                                                       (IN THOUSANDS)
Sales to USLD .....................         $    0         $3,166       $5,347
Purchases from USLD ...............              0          1,705        3,332

      From time to time, the Company has made advances to or was owed amounts from certain officers of the Company. The highest aggregate amount outstanding of advances to officers during the years ended September 30, 1998, and 1997 was $250,000 and $1.7 million, respectively. The Company had a $250,000 note receivable bearing interest at 7.50% from an officer of the Company at September 30, 1998. The Company also had a $50,000 note bearing interest at 7.50% payable to an officer of the Company at September 30, 1997. This amount was paid in full during the year ended September 30, 1998.

      The Company charters a jet airplane from a company associated with an officer/director of the Company. Under the terms of the charter agreement, the Company is obligated to pay annual minimum fees of $500,000 over the five years ending March 31, 2003 for such charter services. Such amounts have been included in the future minimum operating lease and charter payments in Note 4. During the year ended September 30, 1998, the Company paid approximately $278,000 in fees related to this agreement.

      For purposes of governing certain ongoing relationships between the Company and USLD after the Distribution and to provide for an orderly transition, the Company and USLD entered into certain agreements. Such agreements include: (i) the Distribution Agreement, providing for, among other things, the Distribution and the division between the Company and USLD of certain assets and liabilities and material indemnification provisions; (ii) the Benefit Plans and Employment Matters Allocation Agreement, providing for certain allocations of responsibilities with respect to benefit plans, employee compensation and labor and employment matters; (iii) the Tax Sharing Agreement, pursuant to which the Company and USLD agreed to allocate tax liabilities that relate to periods prior to and after the Distribution Date; (iv) the Transitional Services and Sublease Agreement, pursuant to which USLD will provide certain services on a temporary basis and sublease certain office space to the Company and the Company will provide certain services to USLD on a temporary basis; (v) the Zero Plus - Zero Minus Billing and Information Management Services Agreement and the One Plus Billing and Information Management Services Agreement, pursuant to which the Company will provide billing clearinghouse and information management services to USLD for an initial period of three years; and (vi) the Telecommunications Agreement, pursuant to which USLD will provide long distance telecommunications services to the Company for an initial period of three years. It is the intention of USLD and the Company that the Transitional Services and Sublease Agreement, the Zero Plus - Zero Minus Billing and Information Management Services Agreement, the One Plus Billing and Information Management Services Agreement, and the Telecommunications Agreement reflect terms and conditions similar to those that would have been arrived at by independent parties bargaining at arm's length; however, there can be no assurances that such agreements are on terms at least as favorable as could have been obtained from unaffiliated third parties.

NOTE 13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      In thousands, except per share amounts

                                                                   QUARTER ENDED
                                                             ---------------------------
                                            SEPTEMBER 30,     JUNE 30,         MARCH 31,     DECEMBER 31,
                                                1998            1998             1998           1997
                                            -------------    ---------        ----------     ------------
Operating revenues ..................        $ 41,094        $ 40,406         $ 41,014        $ 38,248
Income from operations ..............           7,520           9,763           11,260          10,483
Net income ..........................           4,825           6,901            7,368           6,853
Net income per common share - basic .        $   0.14        $   0.20         $   0.22        $   0.21
Net income per common share - diluted        $   0.14        $   0.20         $   0.21        $   0.20

                                                                     QUARTER ENDED
                                                             --------------------------
                                           SEPTEMBER 30,      JUNE 30,        MARCH 31,      DECEMBER 31,
                                                1997            1997            1997            1996
                                           -------------     ---------        ---------      ------------
Operating revenues ..................        $ 35,742        $ 31,894         $ 27,382        $ 27,818
Income from operations ..............           9,836         (12,453)           8,195           7,861
Net income ..........................           6,261         (12,622)           5,157           4,911
Net income per common share - basic .        $   0.19        $  (0.41)        $   0.17        $   0.16
Net income per common share - diluted        $   0.18        $  (0.41)        $   0.16        $   0.15


Share data has been restated to give effect to the one-for-one common stock dividend that was distributed on January 30, 1998 to stockholders of record on January 20, 1998 (see Note 2).

NOTE 14. SUBSEQUENT EVENTS (UNAUDITED)

      Effective October 1, 1998, the Company acquired Expansion Systems Corporation ("ESC"), a privately held company headquartered in Glendale, California that develops and markets billing and registration systems to Internet Service Providers ("ISP") under its flagship products TOTALBILL and INSTANTREG. An aggregate of 170,000 shares of the Company's common stock were issued in connection with this transaction, which will be accounted for as a pooling of interests.

      In December 1998, the Company completed the merger of Communications Software Consultants, Inc. ("CommSoft") in consideration of 2,492,759 shares of the Company's common stock. CommSoft was a privately held, international software development and consulting firm specializing in the telecommunications industry.

      The following unaudited pro forma information summarizes the combined operating results of the Company and CommSoft as if the merger had occurred at the beginning of the periods presented. The impact of ESC on prior periods was not material, and the Company does not intend to restate prior periods for the ESC acquisition. The unaudited pro forma information is based on the historical information of CommSoft for the periods presented. The number of average weighted shares outstanding used in the calculation of the pro forma per share data gives effect to the shares assumed to be issued had the CommSoft merger occurred at the beginning of each period presented:



                                               YEAR ENDED SEPTEMBER 30,
                                        ---------------------------------------
                                             1998         1997         1996
                                        -----------   -----------   -----------
                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)

Operating revenues ..................   $   177,378   $   132,672   $   109,763
Net income ..........................   $    27,879   $     4,236   $    18,073
Net income per common share - basic .   $      0.78   $      0.13   $      0.57
Net income per common share - diluted   $      0.74   $      0.12   $      0.54


      The unaudited pro forma financial information reflects, in management's opinion, all adjustments necessary to fairly state the pro forma operating results for the periods presented to make the unaudited pro forma financial information not misleading.

--------------------------------------------------------------------------------
                             BILLING CONCEPTS CORP.

           PROXY - ANNUAL MEETING OF STOCKHOLDLERS - FEBRUARY 25, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.

    The undersigned stockholder(s) of Billing Concepts Corp. (the "Company") hereby appoint(s) Parris H. Holmes, Jr., Alan W. Saltzman and Kelly E. Simmons, or each of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, February 25, 1999, at 10:00 a.m., Central Standard Time, at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

1.  ELECTION OF DIRECTORS


[ ] FOR both the nominees listed below   [ ] WITHHOLD AUTHORITY to vote for both
    (EXCEPT AS MARKED TO THE CONTRARY         nominees listed below
    below)


 2002 CLASS-TERM EXPIRING AT 2002 ANNUAL MEETING:      PARRIS H. HOLMES, JR.
                                                       ALAN W. SALTZMAN


INSTRUCTION: To withhold authority to vote for either individual nominee, write that nominee's name on the line provided: _____________________________________


2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999


         [ ]  FOR              [ ]  AGAINST            [ ]  ABSTAIN

            (CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE)
--------------------------------------------------------------------------------

                           (CONTINUED FROM OTHER SIDE)

3. To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof

         [ ]  FOR              [ ]  AGAINST            [ ]  ABSTAIN


    The above items of business are more particularly described in the Proxy Statement dated January 28, 1999, relating to such meeting, receipt of which is hereby acknowledged.

--------------------------------------------------------------------------------

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS UNDER PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE MEETING.


                                                  ______________________________


                                                  ______________________________
                                                  Signature(s) of Stockholder(s)

                                                  Please sign your name exactly
                                                  as it appears hereon. Joint
                                                  owners must each sign. When
                                                  signing as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give your
                                                  full title as it appears
                                                  hereon.


                                                  Dated __________________, 1999

--------------------------------------------------------------------------------